Exhibit 99.5

DOCKET NO. 39931

APPLICATION OF AEP TEXAS CENTRAL COMPANY FOR A FINANCING ORDER	§ § §	PUBLIC UTILITY COMMISSION OF TEXAS

FINANCING ORDER

TABLE OF CONTENTS

I. DISCUSSION AND STATUTORY OVERVIEW	6

II. DESCRIPTION OF PROPOSED TRANSACTION	12

III. FINDINGS OF FACT	18

A. IDENTIFICATION AND PROCEDURE	18
1.	Identification of Applicant and Background	18
2.	Procedural History	19
3.	Notice of Application	20
B. QUALIFIED COSTS AND AMOUNT TO BE SECURITIZED	21
1.	Identification and Amounts	21
3.	Balance to be Securitized	24
4.	Issuance Advice Letter	23
5.	Tangible and Quantifiable Benefit	24
6.	Present Value Cap	25
7.	Total Amount of Revenue to be Recovered	26
C. STRUCTURE OF THE PROPOSED SECURITIZATION	27
1.	BondCo	27
2.	Credit Enhancement and Arrangements to Reduce Interest Rate Risk or Enhance Marketability	29
3.	Transition Property	30
4.	Servicer and the Servicing Agreement	31
5.	Retail Electric Providers	33
6.	Transition Bonds	40
7.	Security for Transition Bonds	41
8.	General Provisions	44
9.	Transition Charges—Imposition and Collection, Nonbypassability, and Self-Generation	45
10.	Allocation of Qualified Costs Among Texas Retail Consumers	47
11.	True-Up of Transition Charges	48
12.	Interim True-Up	50
13.	Non-Standard True-Up	51
14.	Additional True-Up Provisions	52
15.	Designated Representative or Financial Advisor	53
16.	Lowest Transition Bond Charges	54
D. USE OF PROCEEDS		56

IV. CONCLUSIONS OF LAW	56
V. ORDERING PARAGRAPHS	64
A. APPROVAL	64

B. TRANSITION CHARGES	67
C. TRANSITION BONDS	69
D. SERVICING	73
E. RETAIL ELECTRIC PROVIDERS	76
F. STRUCTURE OF THE SECURITIZATION	78
G. USE OF PROCEEDS	78
H. MISCELLANEOUS PROVISIONS	79

Appendix A	Form of Issuance Advice Letter
Appendix B	Form of Tariff (Schedule TC-3 and Rider TC-3)
Appendix C	Projected Ongoing Qualified Costs
Appendix D	Billing Thresholds to Determine Whether a Non-Standard True-up is Triggered

DOCKET NO. 39931

APPLICATION OF AEP TEXAS CENTRAL COMPANY FOR A FINANCING ORDER	§ § §	PUBLIC UTILITY COMMISSION OF TEXAS

FINANCING ORDER

This Financing Order addresses the application of AEP Texas Central Company (TCC) under Subchapter G of Chapter 39 of the Public Utility Regulatory Act1: (1) to securitize the $800 million (the Securitizable Balance) agreed to in the unopposed stipulation in Docket No. 39722,2 the remand of Docket No. 31056 from the Supreme Court’s opinion of July 1, 2011;3 (2) for approval of the proposed securitization financing structure and issuance of transition bonds; (3) for approval of transition charges sufficient to recover principal of and interest on the transition bonds plus ongoing qualified costs; and (4) for approval of a tariff to implement the transition charges.

On December 2, 2011, TCC submitted an application for a financing order to securitize the Securitizable Balance.  As discussed in this Financing Order, the Commission finds that TCC’s application for approval of the securitization transaction should be approved.  The Commission also finds that the securitization approved in this Financing Order meets all applicable requirements of PURA.4

Accordingly, in accordance with the terms of this Financing Order, the Commission: (1) approves the securitization of the Securitizable Balance; (2) authorizes the issuance of transition bonds in one or more series in an aggregate principal amount not to exceed the Securitizable

1  Public Utility Regulatory Act, Tex. Util. Code Ann. §§ 11.001-66.016 (Vernon 2007 & Supp. 2011) (PURA).

2  Remand of Docket No. 31056 (Application of AEP Texas Central Company and CPL Retail Energy, LP to Determine True-up Balances Pursuant to PURA § 39.262 and Petition to Determine Amount of Excess Mitigation Credits to be Refunded and Recovered), Docket No. 39722 (pending).

3  AEP Texas Central Company v. Pub. Util. Comm’n, __ S.W.3d __ (Tex. 2011), affirming in part and reversing in part, Pub. Util. Comm’n of Texas, Application of AEP Texas Central Company and CPL Retail Energy, LP to Determine True-up Balances Pursuant to PURA § 39.262 and Petition to Determine Amount of Excess Mitigation Credits to be Refunded and Recovered, Docket No. 31056, Order on Rehearing (Apr. l4, 2006).

4  Additionally, by authorizing the securitization of the Securitizable Balance now, the Commission minimizes the risk that incremental costs are imposed on consumers as a result of pending Securities and Exchange Commission (“SEC”) regulations.

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Balance; (3) approves the structure of the proposed securitization financing; (4) approves transition charges in an amount to be calculated as provided in this Financing Order; (5) approves the form of tariff as provided in this Financing Order to implement those transition charges; and (6) finds that the potential benefits of (a) floating rate notes and interest rate swaps within the bond structure, (b) the issuance of transition bonds denominated in foreign currencies, and (c) the use of interest rate hedges will not outweigh the incremental risk to customers; therefore, the Commission concludes that floating rate notes and interest rate swaps should not be utilized within the transition bond structure and that TCC should not be authorized to issue transition bonds denominated in a foreign currency, or which bear interest at a floating rate, or which use interest rate hedges.

In order to approve the securitization of regulatory assets and other true-up amounts under PURA § 39.262, the Commission must consider whether the proposed securitization meets the financial tests set forth in PURA Chapter 39, Subchapter G.  The three tests require that:  (1) the total revenues collected under the financing order are less than the revenues collected using conventional financing methods (total revenues test);5 (2) the securitization of the qualified costs provides tangible and quantifiable benefits to the consumers which are greater than would have been achieved absent issuance of the transition bonds (tangible and quantifiable benefits test);6 and (3) the amount securitized does not exceed the present value of the revenue requirements over the life of the  proposed transition bonds associated with the costs sought to be securitized (present value test).7

TCC submitted evidence demonstrating that the proposed securitization met each of the financial tests set forth by Subchapter G of PURA Chapter 39 by varying degrees.  All of the calculations performed by TCC demonstrated that the transaction would pass these tests by a significant margin.  Considering the magnitude of the margin by which the proposed securitization passes the various tests, the Commission declines to determine a particular number for each benefit conferred by the securitization.  Accordingly, in quantifying the benefit to consumers as a result of this securitization, the Commission refers to the ranges of benefits

5  PURA § 39.301

6  Id.

7  Id.

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calculated under TCC’s expected case scenario, in which the transition bonds bear a 2.889% weighted-average interest rate, and a worst-case scenario, in which the bonds are subject to a 6% weighted-average interest rate.

TCC’s evidence shows that as a result of the securitization approved by this Financing Order, consumers in TCC’s service area will realize benefits.  Based on the amount that TCC seeks to securitize, TCC's financial analysis indicated that consumers will realize benefits estimated to be approximately $40 million on a present value basis in the worst case scenario.  At the expected weighted-average interest rate of 2.889%, securitization confers benefits of approximately $228 million on a present-value basis.  In addition, under the worst-case scenario, the securitization will result in a reduction in the amount of revenues collected by TCC of approximately $93 million, on a nominal basis, when compared to the amount that would have been collected under conventional financing methods that would otherwise be used to recover the costs.  In the expected case, the securitization will result in a reduction in the amount of revenues collected by TCC of approximately $287 million, on a nominal basis.8  Accordingly, the Commission concludes that the benefits for consumers set forth in TCC's evidence are fully indicative of the benefits that consumers will realize from the securitization approved hereby.  Also in the issuance advice letter, TCC will be required to update the benefit analyses to verify that the final structure of the securitization satisfies the statutory financial tests. 9

TCC provided a general description of the proposed transaction structure in its application and in evidence submitted in support of its application.  The proposed transaction structure does not contain every relevant detail and, in certain places, uses only approximations of certain costs and requirements.  The final transaction structure will depend, in part, upon the requirements of the nationally-recognized credit rating agencies which will rate the transition bonds and, in part, upon the market conditions that exist at the time the transition bonds are taken to the market.

8  See Direct Testimony of Randall W. Hamlett at 15-19.

9  The foregoing quantifications of economic benefits reflect a capital contribution in the amount of 0.5% of the original principal amount of the transition bonds and assume that no risk retention is mandated by SEC regulations when finalized.  TCC’s application discussed the potential for a 5% capital contribution if mandated by the SEC prior to the issuance of the transition bonds.  By authorizing the securitization now, the Commission minimizes this potential, because the proposed revisions to the SEC’s regulations are currently not expected to be effective prior to the issuance of the transition bonds.

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While the Commission recognizes the need for some degree of flexibility with regard to the final details of the securitization transaction approved in this Financing Order, its primary focus is upon the statutory requirements—the most important of which is to ensure that securitization results in tangible and quantifiable benefits to consumers—that must be met prior to issuing a financing order.

In view of these obligations, the Commission has established certain criteria in this Financing Order that must be met in order for the approvals and authorizations granted in this Financing Order to become effective.  This Financing Order grants authority to issue transition bonds and to impose and collect transition charges only if the final structure of the securitization transaction complies in all material respects with these criteria.  The authority and approval granted in this Financing Order is effective as to each issuance upon, but only upon, TCC filing with the Commission an issuance advice letter demonstrating compliance of that issuance with the provisions of this Financing Order.  If market conditions make it desirable to issue the transition bonds in more than one series, then the authority and approval in this Financing Order is effective as to each issuance, but only upon TCC filing with the Commission a separate issuance advice letter for that issuance demonstrating compliance with the provisions of this Financing Order.

I.   Discussion and Statutory Overview

The Texas Legislature amended PURA in 1999 to provide for competition in the provision of retail electric service.10  To facilitate the transition to a competitive environment, electric utilities are authorized to undertake securitization financing of qualified costs.11  The Legislature provided this option for recovering qualified costs based on the conclusion that securitized financing will result in lower carrying costs for utility assets relative to the costs that would be incurred using conventional utility financing methods.  As a precondition to the use of securitization, the Legislature required that the utility demonstrate that consumers would receive tangible and quantifiable benefits as a result of securitization and that this Commission make a

10  See Act of May 27, 1999, 76th Leg., R.S., ch. 405, 1999 Tex. Gen. Laws 2543 (codified primarily at Tex. Util. Code Chapters 39, 40, and 41).

11  See PURA §§ 39.201, 39.301-39.303.

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specific finding that such benefits exist before issuing a financing order.  Consequently, a basic purpose of securitization financing—the recovery of an electric utility’s qualified costs—is conditioned upon the other basic purpose—providing economic benefits to consumers of electricity in this state.

Effective June 15, 2007, PURA was amended to provide that, in addition to stranded costs and regulatory assets, other elements of the true-up balances determined pursuant to Sections 39.201 and 39.262 of PURA may be securitized.12  In its application for a financing order, TCC seeks to securitize the true-up balance from Docket No. 39722, the remand of Docket No. 31056, TCC’s true-up case pursuant to PURA § 39.262, from the Supreme Court’s opinion of July 1, 2011.

To allow for securitization of an electric utility’s qualified costs, the Commission may authorize the issuance of securities known as transition bonds.  Transition bonds are generally defined as evidences of indebtedness or ownership that are issued under a financing order, are limited to a term of not longer than 15 years, and are secured by or payable from transition property.13  The net proceeds from the sale of the transition bonds must be used to reduce the amount of a utility’s recoverable regulatory assets or other true-up amounts through the refinancing or retirement of the utility’s debt or equity.  If transition bonds are approved and issued, retail electric consumers must pay the principal, interest, and related charges of the transition bonds through transition charges.  Transition charges are nonbypassable charges that will be paid as a component of the monthly charge for electric service.  Transition charges must be approved by the Commission pursuant to a financing order.14

The Commission may adopt a financing order only if it finds that the total amount of revenues to be collected under the financing order is less than the revenue requirement that would be recovered using conventional financing methods and that the financing order is consistent with the standards of PURA § 39.301.  The Commission must ensure that the net proceeds of transition bonds may be used only for the purpose of reducing the amount of recoverable costs through the refinancing or retirement of utility debt or equity.  In addition, the

12  See id. §§ 39.301, 39.302(4), amended Acts 2007, 80th Leg., ch. 1186, §2, eff. June 15, 2007.

13  See id. § 39.302(6).

14  See id. § 39.302(7).

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Commission must ensure that (1) securitization provides tangible and quantifiable benefits to consumers greater than would have been achieved absent the issuance of the transition bonds, and (2) the structuring and pricing of the transition bonds result in the lowest transition bond charges consistent with market conditions and the terms of a financing order.  Finally, the amount securitized may not exceed the present value of the revenue requirement over the life of the proposed transition bonds associated with the amounts sought to be securitized, and the present value calculation must use a discount rate equal to the proposed interest rate on the transition bonds.  All of these statutory requirements are designed to ensure that securitization will provide real benefits to retail consumers.

The essential finding by the Commission that is needed to issue a financing order is that consumers will receive tangible and quantifiable benefits as a result of securitization.  This finding can only be made upon a showing of economic benefits to consumers through an economic analysis.  An economic analysis is necessary to recognize the time value of money in evaluating whether and the extent to which benefits accrue from securitization.  Moreover, an economic analysis recognizes the concept that the timing of a payment can be as important as the magnitude of a payment in determining the value of the payment.  Thus, an analysis showing an economic benefit is necessary to quantify a tangible benefit to consumers.

Economic benefits also depend upon a favorable financial market—one in which transition bonds may be sold at an interest rate lower than the carrying costs of the assets being securitized.  The precise interest rate at which transition bonds can be sold in a future market, however, is not known today.  Nevertheless, benefits can be calculated based upon certain known facts (e.g. the amount of assets to be securitized and the cost of the alternative to securitization) and assumptions (e.g. the interest rate of the transition bonds, the term of the transition bonds and the amount of other qualified costs).  By analyzing the proposed securitization based upon those facts and assumptions, a determination can be made as to whether tangible and quantifiable benefits result.  To ensure that benefits are realized, the securitization transaction must conform to the structure ordered by the Commission and an issuance advice letter must be presented to the Commission immediately prior to issuance of the transition bonds demonstrating that the actual structure and costs of the bonds will provide

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tangible and quantifiable benefits.  The cost-benefit analysis contained in the issuance advice letter must reflect the actual structure of the transition bonds.

TCC's financial analysis shows that securitizing the amount requested by TCC will produce an economic benefit to consumers in an amount of approximately $228 million on a present value basis using the expected weighted-average interest rate of 2.889%.15  A benefit of approximately $40 million will result even if the bond market is unfavorable and transition bonds have to be issued at the worst-case weighted-average interest rate of 6%.16  The economic benefit to consumers will be larger if a more favorable market allows the transition bonds to be issued at a lower interest rate.  In the issuance advice letter, TCC will be required to update the benefit analyses to verify that the final transition bond structure and pricing satisfies the statutory financial tests.

To issue a financing order, PURA also requires that the Commission find that the total amount of revenues collected under the financing order will be less than would otherwise have been collected under conventional financing methods.  In this proceeding, TCC's financial analysis of the amount sought to be securitized under worst-case market conditions in which the bonds bear 6% weighted-average interest rate demonstrates that revenues will be reduced by approximately $93 million on a nominal basis under this Financing Order compared to the amount that would be recovered under conventional financing methods.17  Under the expected scenario in which the bonds are issued at a 2.889% weighted-average interest rate, securitization saves consumers approximately $287 million in nominal revenue.18  If transition bonds are issued in a more favorable market, this reduction in revenues will be larger.

Before the transition bonds may be issued, TCC must submit to the Commission an issuance advice letter in which it demonstrates, based upon the actual market conditions at the time of pricing, that the proposed structure and pricing of the transition bonds will provide real economic benefits to retail consumers and comply with the statutory financial tests and terms of this Financing Order.  As part of this submission, TCC must also certify to the Commission that

15  Direct Testimony of Randall W. Hamlett at 17-18.

16  Id.

17  Id. at 15-17.

18  Id.

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the structure and pricing of the transition bonds results in the lowest transition bond charges consistent with market conditions at the time of pricing and the terms of this Financing Order.  The form of certification that must be submitted by TCC is set out in Appendix A to this Financing Order.  The Commission, by order, may stop the issuance of the transition bonds authorized by this Financing Order if TCC fails to make this demonstration or certification.  Should TCC issue more than one series of transition bonds, TCC shall demonstrate in the issuance advice letter for each series that the securitization will provide real economic benefits to retail consumers and comply with the statutory financial tests and terms of this Financing Order.

PURA requires that transition charges be charged for the use or availability of electric services to recover all qualified costs.19  Transition charges can be recovered over a period that does not exceed 15 years.20  The Commission concludes that this prevents the collection of transition charges from retail consumers for services rendered after the 15-year period but does not prohibit recovery of transition charges for service rendered during the 15-year period but not actually collected until after the 15-year period.

Transition charges will be collected by an electric utility, its successors, an assignee, or other collection agents as provided for in this Financing Order.21  The rights to impose, collect, and receive transition charges (including all other rights of an electric utility under the financing order) are only contract rights until such rights (which may relate to the entire amount authorized to be securitized or, if more than one series of transition bonds are issued due to market conditions, to a portion of the total amount authorized to be securitized) are first transferred to an assignee or pledged in connection with the issuance of transition bonds.  Upon the transfer or pledge of those rights, they become transition property and, as such, are afforded certain statutory protections to ensure that the charges are available for bond retirement.22

This Financing Order contains terms, as it must, ensuring that the imposition and collection of transition charges authorized herein shall be nonbypassable.23  It also includes a

19  See PURA § 39.302(7).

20  See id. § 39.303(b).

21  See id. § 39.302(7).

22  See Id. § 39.304(b).

23  See Id. § 39.306.

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mechanism requiring that transition charges be reviewed and adjusted at least annually, within 45 days of the anniversary date of the issuance of the transition bonds, to correct any overcollections or undercollections during the preceding 12 months and to ensure the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with the transition bonds.24  In addition to the required annual reviews,  interim reviews are mandatory semi-annually (or quarterly after the last scheduled maturity date of the transition bonds) to ensure that the amount of the transition charges matches the funding requirements approved in this Financing Order.  Optional interim true-up adjustments may also be made under the circumstances set forth in this Financing Order.  These provisions will help to ensure that the amount of transition charges paid by retail consumers does not exceed the amounts necessary to cover the costs of this securitization.  To encourage utilities to undertake securitization financing, other benefits and assurances are provided.

The State of Texas has pledged, for the benefit and protection of financing parties and electric utilities, that it will not take or permit any action that would impair the value of transition property, or, except for the true-up expressly allowed by law, reduce, alter, or impair the transition charges to be imposed, collected and remitted to financing parties, until the principal, interest and premium, and any other charges incurred and contracts to be performed in connection with the related transition bonds have been paid and performed in full.25

Transition property (whether associated with a single bond series covering the entire amount authorized to be securitized or with one of multiple bond series covering only a portion of the total amount authorized to be securitized) constitutes a present property right for purposes of contracts concerning the sale or pledge of property, and the property will continue to exist for the duration of the pledge of the State of Texas as described in the preceding paragraph.26  In addition, the interests of an assignee or pledgee in transition property (as well as the revenues and collections arising from the property) are not subject to setoff, counterclaim, surcharge, or defense by the electric utility or any other person or in connection with the bankruptcy of the

24  See Id. § 39.307.

25  See id. § 39.310.

26  See id. § 39.304(b).

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electric utility or any other entity.27  Further, transactions involving the transfer and ownership of transition property and the receipt of transition charges are exempt from state and local income, sales, franchise, gross receipts, and other taxes or similar charges.28  The creation, granting, perfection, and enforcement of liens and security interests in transition property are governed by PURA § 39.309 and not by the Texas Business and Commerce Code.29

The Commission may, at the request of an electric utility, adopt a financing order providing for the retiring and refunding of transition bonds only upon making a finding that the future transition charges required to service the new transition bonds, including transaction costs, will be less than the future transition charges required to service the bonds being retired or refunded.30  TCC has not requested and this Financing Order does not grant any authority to refinance the transition bonds authorized by this Financing Order.  This Financing Order does not preclude TCC from filing a request for a financing order to retire or refund the transition bonds approved in this Financing Order upon a showing that the statutory criteria in PURA § 39.303(g) are met.31

To facilitate compliance and consistency with applicable statutory provisions, this Financing Order adopts the definitions in PURA § 39.302.

II.   Description of Proposed Transaction

A description of the transaction proposed by TCC is contained in its application and the evidence submitted in support of the application.  A brief summary of the proposed transaction is provided in this section.  A more detailed description is included in Section III.C, titled “Structure of the Proposed Securitization” and in the application and evidence submitted in support of the application.

In its application, TCC requested authority to securitize and to cause the issuance of one or more series of transition bonds in an aggregate principal amount not to exceed the

27  See id. § 39.305.

28  See id. § 39.311.

29  See id. § 39.309(a).

30  See id. § 39.303(g).

31  See id.

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Securitizable Balance.  Pursuant to the unopposed stipulation in Docket No. 39722, the Securitizable Balance includes up-front qualified costs of the securitization.  TCC will be responsible for up-front costs incurred in issuing the transition bonds, including without limitation, underwriting discount and fees.  For convenience purposes any of these costs may be paid by the special purpose entity (BondCo) created by TCC to issue the transition bonds.  Upon the issuance of the transition bonds, the BondCo will pay the net proceeds from the sale of the transition bonds (after payment of transaction costs) to TCC for the purchase price of the transition property.  TCC will apply these net proceeds to reduce the debt and/or common equity on its regulatory books.

To facilitate the proposed securitization, TCC proposed that (depending on whether more than one series of transition bonds are issued) one or more special purpose entity transition bond companies (each referred to as “BondCo”) be created to which will be transferred the rights to impose, collect, and receive transition charges along with the other rights arising pursuant to this Financing Order, in each case allocable to the series of transition bonds the BondCo is issuing.  Upon transfer to a BondCo (in connection with the issuance of the particular series of transition bonds), these rights will become transition property as provided by PURA § 39.304.  If transition bonds are issued in more than one series, then the transition property transferred as a result of each issuance shall be only those rights associated with that portion of the total amount authorized to be securitized by this Financing Order which is securitized by a particular bond issuance.  The rights to impose, collect and receive transition charges along with the other rights arising pursuant to this Financing Order as they relate to any portion of the total amount authorized to be securitized that remains unsecuritized shall remain with TCC and shall not become transition property until transferred to a BondCo in connection with a subsequent issuance of transition bonds.

TCC will create a separate BondCo for the issuance of a particular series of the transition bonds; and the rights, obligations, structure and restrictions described in this Financing Order with respect to “BondCo” are applicable to each such purchaser of transition property to the extent of the transition property transferred and sold to it and the transition bonds issued by it.  BondCo will issue transition bonds and will transfer the net proceeds from the sale of the transition bonds to TCC in consideration for the transfer of the corresponding transition property.

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BondCo will be organized and managed in a manner designed to achieve the objective of maintaining BondCo as a bankruptcy-remote entity that would not be affected by the bankruptcy of TCC or any other affiliates of TCC or any of their respective successors.  In addition, BondCo will have at least one independent manager whose approval will be required for certain major actions or organizational changes by BondCo.

The transition bonds will be issued pursuant to an indenture and administered by an indenture trustee.32  The transition bonds will be secured by and payable solely out of the transition property created pursuant to this Financing Order and other collateral described in TCC’s application.  That collateral will be pledged to the indenture trustee for the benefit of the holders of the transition bonds and to secure payment of certain qualified costs.

The servicer of the transition bonds will collect the transition charges and remit those amounts to the indenture trustee on behalf of BondCo.  The servicer will be responsible for filing any required or allowed true-ups of the transition charges.  If the servicer defaults on its obligations under the servicing agreement, the indenture trustee may appoint a successor servicer.  TCC will act as the initial servicer for the transition bonds.

Retail electric providers (“REPs”) will be required to meet certain financial standards to collect transition charges under this Financing Order.  If the REP qualifies to collect transition charges, the servicer will bill to and collect from the REP the transition charges attributable to the REP’s customers.  The REP in turn will bill to and collect from its retail customers the transition charges attributable to them.  If any REP fails to qualify to collect transition charges or defaults in the remittance of those charges to the servicer of the transition bonds, another entity can assume responsibility for collection of the transition charges from the REP’s retail customers.

Transition charges will be calculated to ensure the collection of an amount sufficient to service the principal, interest, and related charges for the transition bonds and in a manner that allocates this amount to the various classes of retail consumers as provided in PURA and

32  If more than one series of transition bonds is issued, each series will be issued pursuant to a separate indenture and be subject to its own set of basic agreements (e.g., Transition Property Purchase and Sale Agreement, Transition Property Servicing Agreement, Administration Agreement).  For purposes of this Financing Order, the description of the transition bonds applies to each series of transition bonds.

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Commission orders.  The transition charges will be calculated pursuant to the method described in Schedule TC-3, a pro forma copy of which is contained in Appendix B.  In addition to the annual true-up required by PURA § 39.307, interim true-ups shall be performed semi-annually (or quarterly after the last scheduled maturity date of the transition bonds) if necessary to ensure that the amount collected from transition charges is sufficient to service the transition bonds and may be performed at other times as provided in this Financing Order.  A non-standard true-up will be allowed for other circumstances as provided in this Financing Order.  The methodology for making true-ups and allocation adjustments and the circumstances under which each shall be made are described in pro forma Schedule TC-3, attached to this Financing Order as Appendix B.  If transition bonds are issued in more than one series, then each series will be subject to a separate true-up pursuant to PURA and this Financing Order, provided, however, that more than one series may be trued-up in a single proceeding.

The Commission determines that TCC’s proposed structure for the transition charges should be utilized.  This structure provides for substantially levelized annual revenue requirements over the expected life of the transition bonds.  This structure offers the benefit of not relying upon customer growth and will allow the resulting transition charges to remain level or decline over time, if billing determinants remain level or grow.  Further, TCC’s proposed transition charge tariff applies consistent allocation factors across rate classes, subject to modification in accordance with the true-up mechanisms adopted in this Financing Order.

The agreed proposed financing order in Docket No. 39722 provides that TCC be authorized to impose transition charges sufficient to recover the principal and interest on the transition bonds plus ongoing qualified costs as described in Appendix C attached hereto.  TCC requested that the transition charges be recovered from retail end-use consumers through REPs and other entities which, under PURA and this Financing Order, are obligated to pay or collect transition charges, and that the amount of the transition charges be calculated based upon the allocation methodology and billing determinants specified in Schedule TC-3.  TCC also requested that certain standards related to the billing and collection of transition charges be applied to REPs, as specified in Schedule TC-3. To implement the transition charges and billing and collection requirements, TCC requests approval of Schedule TC-3.

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All of the bonds issued in prior Texas securitizations have been issued with a fixed interest rate.33  A fixed interest rate is necessary to assure that consumers benefit from the securitization.  Although the benefits of fixed rates can be achieved through a combination of floating rate bonds and interest rate swaps, the Commission in prior securitizations in Texas concluded that the possible benefit of floating rate bonds did not outweigh the cost of preparing for and executing interest rate swaps and the potential risks swaps would impose on consumers.  As a result, the financing orders in those proceedings prohibited the use of swaps and thus, effectively, the issuance of floating rate bonds.  We reach the same conclusion in this proceeding and will prohibit TCC from issuing floating rate bonds.

We reach a similar conclusion that issuance of bonds denominated in foreign currency should likewise be prohibited.  Denominating bonds in foreign currency would create foreign currency risks for consumers.  While these risks can be reduced through use of derivatives, the derivatives themselves create risks for consumers.

Interest rate hedges can also be used to lock in interest rates or limit the variability of interest rates prior to issuance of bonds.  However, the hedge is a bet on the direction of future market changes, which is neither necessary nor appropriate.  Hedges also create additional costs and risks if, for any reason, the transition bonds are not issued or the amount issued is different from the principal hedged.  As a result, this Financing Order prohibits TCC from issuing transition bonds denominated in foreign currencies and from entering into interest rate hedges.

           In accordance with the agreed proposed financing order in Docket No. 39722, TCC requested in its application that ongoing costs of maintaining the transition bonds be recovered through the transition charges authorized in this proceeding.  TCC estimated that its ongoing costs of servicing the bonds would total approximately $798,500 annually for each year of the term of the bonds, if TCC is the servicer, and approximately $5.2 million per year, if a substitute servicer is appointed.  TCC’s estimated on-going costs of maintaining the transition bonds are as

33  E.g., Application of AEP Texas Central Company for a Financing Order, Docket No. 32475, Financing Order at 14-15 (Jun. 21, 2006); Application of Entergy Gulf States, Inc. for a Financing Order, Docket No. 33586, Financing Order at 2 (Apr. 2, 2007); Application of CenterPoint Houston Electric, LLC for a Financing Order, Docket No. 34448, Financing Order at 2 (Sept. 18, 2007); Application of CenterPoint for a Financing Order, Docket No. 3700, Financing Order at 2 (Aug. 27, 2009); Application of Entergy Texas, Inc. for a Financing Order, Docket No. 37247, Financing Order at 2 (Sept. 11, 2009).

Docket No. 39931	Financing Order	Page 17 of 82

set forth on Appendix C hereto.  The estimates are based on assumptions regarding a number of variables that will directly affect the level of ongoing qualified costs, including (1) only one series of bonds will be issued and (2) the financing order will not permit the use of interest rate and foreign currency hedges, floating rate bonds, or transition bonds denominated in foreign currencies.

The Commission’s analysis of TCC’s request begins with the finding that certain of the ongoing costs that TCC proposes to recover directly through transition charges should be capped.  This finding accords with TCC’s prior securitizations, and other securitizations in Texas.  TCC’s case does not present sufficient distinctions to merit deviating from this practice.

In accordance with the agreed proposed financing order in Docket No. 39722, TCC will be authorized to recover its actual ongoing qualified costs of servicing and administration directly through the transition charges, subject to the cap on the annual servicing fees equal to 0.05% of the initial principal amount of transition bonds issued  pursuant to this Financing Order and an annual cap on the administrative fees of $100,000 for each BondCo plus reimbursable third-party costs incurred by it in its role as administrator, which apply so long as TCC continues to serve as the servicer or administrator, as applicable.  Ongoing qualified costs also include an annual return at the authorized pre-tax return on equity determined in TCC’s most recent base rate case on the amount, if any, of invested capital in excess of 0.5% of the principal amount of each series of bonds as discussed in Finding of Fact No. 33.  Ongoing qualified costs, other than the servicing fees and administrative fees charged by TCC when it is the servicer and administrator, are not capped.  They are, however, estimated in Appendix C.  The amount of ongoing costs estimated in TCC’s application and as reflected in Appendix C should be updated in the issuance advice letter to reflect more current information available to TCC prior to the issuance of the transition bonds.  As set forth in Ordering Paragraph No. 28, the annual servicing fee payable to any other servicer not affiliated with TCC shall not at any time exceed 0.6% of the original principal amount of the transition bonds unless such higher rate is approved by the Commission pursuant to Ordering Paragraph No. 31.

Further, the Commission notes that the cost of retiring or refunding TCC’s existing debt or equity using the proceeds from the transition bonds shall remain uncapped.  Commission experience with these expenses indicates that they vary widely and are not entirely within the

Docket No. 39931	Financing Order	Page 18 of 82

company’s control.  TCC does not anticipate incurring costs of retiring or refunding debt or equity in connection with the use of the proceeds from the issuance of the transition bonds.34  However, if costs of retiring or refunding debt are incurred, the agreed proposed financing order in Docket No. 39722 provides that TCC should be authorized to record such costs as a regulatory asset included on its books and to accrue carrying costs on such regulatory asset using the average weighted interest rate on the transition bonds, until the costs are included in TCC’s next base rate case, and that the costs, together with carrying costs, be considered for recovery in TCC’s next base rate case, subject to a showing that such costs were prudently incurred and are reasonable and necessary.

III.   Findings of Fact

A.   Identification and Procedure

1.      Identification of Applicant and Background

1.
AEP Texas Central Company (TCC) is a transmission and distribution utility which owns and operates for compensation an extensive transmission and distribution network to provide electric service in the portion of this state which is included in the Electric Reliability Council of Texas (ERCOT).  TCC is an indirect wholly-owned subsidiary of American Electric Power Company, Inc., which is a public utility holding company under the Public Utility Holding Company Act of 2005.  Prior to January 2003, TCC’s name was Central Power and Light Company.

2.
On April 29, 2005, in Docket No. 31056,35 TCC and CPL Retail Energy, LP jointly filed an application to determine the true-up balance pursuant to PURA § 39.262 in connection with the transition from a regulated to a competitive electricity market in ERCOT.  After contested hearings, in its Order on Rehearing issued on April 4, 2006, the Commission determined that TCC was entitled to recover an aggregate true-up balance of $1,475,933,779, together with applicable carrying costs.

34  Direct Testimony of Randall W. Hamlett at 20.

35  Application of AEP Texas Central Company and CPL Retail Energy, LP to Determine True-up Balances Pursuant to PURA § 39.262 and Petition to Determine Amount of Excess Mitigation Credits to be Refunded and Recovered, Docket No. 31056, Order on Rehearing (Apr. l4, 2006).

Docket No. 39931	Financing Order	Page 19 of 82

3.
TCC and certain other parties to Docket No. 31056 appealed the Commission’s decision to the courts.  On July 1, 2011, the Supreme Court affirmed the Commission’s order in part and reversed the order in part and remanded the proceeding to the Commission for further proceedings consistent with the court’s opinion.36

4.	On September 1, 2011, the Commission initiated Docket No. 39722,37 the remand of Docket No. 31056 from the Supreme Court’s opinion of July 1, 2011.

5.
On December 2, 2011, certain parties in Docket No. 39722 filed an unopposed stipulation proposing a complete resolution of that proceeding.  The unopposed stipulation provided that the amount of TCC’s additional transition to competition costs under PURA § 39.262 were $800 million and that TCC should be authorized to securitize that amount under PURA Chapter 39, Subchapter G, pursuant to the agreed proposed financing order included as part of the unopposed stipulation.

6.	On December 15, 2012, the Commission issued an order approving the unopposed stipulation in Docket No. 39722.

2.      Procedural History

7.
On December 2, 2011, TCC filed its application and supporting evidence for a financing order under Subchapter G of Chapter 39 of PURA to securitize and to cause the issuance of transition bonds in an aggregate amount not to exceed $800 million (the Securitizable Balance).

8.	An intervention deadline of January 9, 2012 was established by order issued on December 6, 2011.

9.	The following parties requested and were granted intervention: Texas Industrial Energy Consumers, Alliance for Retail Markets, and TXU Energy Retail Company LLC.

10.	Good cause exists to waive the requirements of P.U.C. Proc. R. 22.35(b)(2) that the proposed order be served on all parties no less than 20 days before the Commission is

36  AEP Texas Central Company v. Pub. Util. Comm’n, __ S.W.3d __ (Tex. 2011).

37  Remand of Docket No. 31056 (Application of AEP Texas Central Company and CPL Retail Energy, LP to Determine True-up Balances Pursuant to PURA § 39.262 and Petition to Determine Amount of Excess Mitigation Credits to be Refunded and Recovered), Docket No. 39722 (pending).

Docket No. 39931	Financing Order	Page 20 of 82

scheduled to consider the application in an open meeting.  Waiver of the requirements permits consideration of the proposed order at the January 12, 2012 open meeting so that consumers may obtain the earliest and greatest possible benefit from the proposed securitization of the transition to competition costs agreed to in the unopposed stipulation in Docket No. 39722.

11.	[Reserved]

12.
On January 12, 2012, in open meeting, the Commission deliberated on the merits of TCC’s application and rendered its final order which:  (a) approved the securitization of the Securitizable Balance of $800 million; (b) authorized the issuance of transition bonds in one or more series in an aggregate principal amount not to exceed the Securitizable Balance; (c) approved the structure of the proposed securitization financing; (d) approved transition charges in an amount to be calculated as provided in this Financing Order; and (e) approved the form of tariff as provided in this Financing Order to implement those transition charges.

3.      Notice of Application

13.
Notice of TCC’s application was provided through publication once a week for two consecutive weeks in newspapers having general circulation in TCC’s service area; such notice by publication was completed on December 18, 2011.  In addition, upon the filing of its application on December 2, 2011, TCC provided notice, by furnishing a copy of its application to each party to Docket No. 39722.

14.
On December 2, 2011, TCC also provided individual notice: (a) to the governing bodies of all Texas incorporated municipalities that have retained original jurisdiction over TCC; (b) to all municipally owned electric utilities and electric cooperatives with multiply certificated service areas with TCC; and (c) to each retail electric provider listed on the Commission website.

15.
Verification of the mailing of individual notices to the municipalities, to the municipally owned electric utilities and electric cooperatives with multiply certificated service areas with TCC, and to the REPs, and of the furnishing of a copy of TCC's filing package on each of the parties to Docket No. 39722 was made by affidavit filed on December 6,

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2011.  Proof of publication of notice was submitted in the form of publishers’ affidavits on December 29, 2011.

B.   Qualified Costs and Amount to be Securitized

1.      Identification

16.
Qualified costs are defined in PURA to include 100% of an electric utility’s regulatory assets and 75% of its recoverable costs determined by the Commission under PURA § 39.201 and any remaining amounts determined under PURA § 39.262 together with the costs of issuing, supporting, and servicing transition bonds and any costs of retiring and refunding the electric utility’s existing debt and equity securities in connection with the issuance of transition bonds.  Qualified costs also include the costs to the Commission of acquiring professional services for the purpose of evaluating proposed securitization transactions.38

17.	[Reserved]

18.
Pursuant to the unopposed stipulation in Docket No. 39722, the Securitizable Balance includes up-front qualified costs of the securitization.  TCC will be responsible for up-front costs incurred in issuing the transition bonds, including without limitation, underwriting discount and fees.  For convenience purposes any of these costs may be paid by the special purpose entity (“BondCo”) created by TCC to issue the transition bonds.  Upon the issuance of transition bonds, the BondCo will pay the net proceeds from the sale of the transition bonds (after payment of transaction costs) to TCC for the purchase price of the transition property.  TCC will apply these net proceeds to reduce the debt and/or common equity on its regulatory books.

19.
TCC does not anticipate incurring costs of retiring or refunding debt or equity in connection with the proceeds from the issuance of the transition bonds.39  However, in accordance with the agreed proposed financing order in Docket No. 39722, if costs of retiring or refunding debt are incurred, the Commission authorizes TCC to record such

38  See PURA § 39.302(4).

39  Direct Testimony of Randall W. Hamlett at 20.

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costs as a regulatory asset included on its books.  TCC is allowed to accrue carrying costs on such regulatory asset using the weighted-average interest rate on the transition bonds.  The accrual of carrying costs will continue until the costs are included in TCC’s next base rate case, and the costs, together with carrying costs, will be considered for recovery in TCC’s next base rate case, subject to a showing that such costs were prudently incurred and are reasonable and necessary.

2.      Balance to be Securitized

20.
TCC should be authorized to cause transition bonds to be issued in one or more series in an aggregate principal amount not to exceed the Securitizable Balance of $800 million.  The proposed recovery of this sum through the issuance of transition bonds as provided in this Financing Order should be approved because consumers will receive tangible and quantifiable benefits as a result of the securitization.

21.
It is appropriate for TCC to recover the annual ongoing servicing fees and the annual fixed operating costs directly through transition charges.  It is also appropriate to impose additional limits to ensure that the servicing fees incurred when TCC serves as servicer do not exceed 0.05% of the initial principal balance of the transition bonds and that the administrative fees incurred when TCC is the administrator do not exceed $100,000 per year for each BondCo plus reimbursable third party costs as shown in Appendix C.  Consistent with TCC’s prior securitizations, the annual servicing fee payable to a servicer not affiliated with TCC will not exceed 0.6% of the initial principal balance of the transition bonds unless such higher rate is approved by the Commission.  If TCC is required to contribute capital which is more than 0.5% of the original amount of any series of bonds as provided in Finding of Fact No. 33, TCC should be permitted to earn an annual return on such additional capital contribution at the authorized pre-tax return on equity established in its most recent base rate case and recover such costs through the transition charges as an a qualified ongoing cost.  Ongoing costs other than the servicer and administrative fees charged by TCC when it serves as servicer and administrator are not capped, but are estimated in Appendix C to this Financing Order.  The servicing and administrative fees collected by TCC, or any affiliate of TCC, acting as servicer or administrator under the servicing agreement or administration agreement shall be

Docket No. 39931	Financing Order	Page 23 of 82

included as a revenue credit and reduce revenue requirements in each subsequent rate case.  The expenses incurred by TCC or such affiliate to perform obligations under the servicing agreement should be included in each TCC base rate case.

3.      Issuance Advice Letter

22.
Because the actual structure and pricing of the transition bonds will not be known at the time this Financing Order is issued, following determination of the final terms of the transition bonds and prior to issuance of the transition bonds, TCC will file with the Commission for each series of transition bonds issued, and no later than the end of the first business day after the pricing date for that series of transition bonds, an issuance advice letter.  The issuance advice letter for each series of transition bonds will be completed to report the actual dollar amount of the initial transition charges and other information specific to the transition bonds to be issued.  TCC’s issuance advice letter for each series of transition bonds shall update the benefit analysis to verify that the final amount securitized by that series satisfies the statutory tests.  All amounts that require computation will be computed using the mathematical formulas contained in the form of the issuance advice letter in Appendix A to this Financing Order and Schedule TC-3.  The initial transition charges and the final terms of the transition bonds set forth in the issuance advice letter shall become effective on the date of issuance of each series of transition bonds unless prior to noon on the fourth business day after pricing the Commission issues an order finding that the proposed issuance does not comply with the requirements of PURA and this Financing Order.

23.
TCC will submit a draft issuance advice letter to the Commission Staff for review not later than two weeks prior to the expected date of commencement of marketing each series of transition bonds.  Within one week after receipt of the draft issuance advice letter, Commission Staff will provide TCC comments and recommendations regarding the adequacy of the information provided.

24.
The issuance advice letter for a series of transition bonds shall be submitted to the Commission not later than the end of the first business day after the pricing of such series of transition bonds.  Commission Staff may request such revisions of the issuance advice letter as may be necessary to assure the accuracy of the calculations and that the

Docket No. 39931	Financing Order	Page 24 of 82

requirements of PURA and of this Financing Order have been met.  The initial transition charges and the final terms of the transition bonds set forth in the issuance advice letter shall become effective on the date of issuance of the transition bonds (which shall not occur prior to the fifth business day after pricing) unless prior to noon on the fourth business day after pricing the Commission issues an order finding that the proposed issuance does not comply with the requirements of PURA and the Financing Order.

25.
The completion and filing of an issuance advice letter in the form of the issuance advice letter attached as Appendix A, including the certification from TCC discussed in Finding of Fact Nos. 26 and 99, is necessary to ensure that any securitization actually undertaken by TCC complies with the terms of this Financing Order.

26.
The certification statement contained in TCC’s certification letter shall be worded precisely as the statement in the form of the issuance advice letter approved by the Commission.  Other aspects of the certification letter may be modified to describe the particulars of the transition bonds and the actions that were taken during the transaction.

4.      Tangible and Quantifiable Benefit

27.
The statutory requirement in PURA § 39.301 that directs the Commission to ensure that securitization provides tangible and quantifiable benefits to consumers greater than would be achieved absent the issuance of transition bonds can only be determined using an economic analysis to account for the time value of money.  An analysis that compares in the aggregate the present value of the revenue requirements over an expected life of the transition bonds of approximately 14 years with recovery of the balance sought to be securitized over an equivalent 14-year period through a competition transition charge, which is reflective of conventional utility financing, is an appropriate economic analysis to demonstrate whether securitization provides economic benefits to consumers.  The benefits for consumers set forth in TCC's evidence are fully indicative of the benefits that consumers will realize from the securitization approved hereby.  Also in the issuance advice letter, TCC will be required to update the benefit analyses to verify that the final amount securitized satisfies this statutory financial test.

Docket No. 39931	Financing Order	Page 25 of 82

28.
The financial analysis presented by TCC indicates that the requested securitization financing is expected to result in approximately $40 million of tangible and quantifiable economic benefits to consumers on a present-value basis under the worst-case scenario in which the transition bonds bear a 6% weighted-average interest rate.  Using the projected weighted-average interest rate for the transition bonds of 2.889%, the benefits would be even larger, or $228 million.  The actual benefit to consumers will depend upon market conditions at the time the transition bonds are issued and the amount actually securitized.  This range of quantifications uses a maximum expected life of 14 years and reflects the present value of estimated ongoing qualified costs.  These estimates assume that actual ongoing qualified costs will be shown as on Appendix C to this Financing Order.  The benefits for consumers set forth in TCC's evidence are fully indicative of the benefits that consumers will realize from the securitization approved hereby; however, the actual benefit to consumers will depend upon market conditions on the date of the issuance of the transition bonds and the actual scheduled maturity of the transition bonds.  In the issuance advice letter, TCC will be required to provide an updated tangible and quantifiable benefit analysis to verify that this statutory financial test is met.

5.      Present Value Cap

29.
The amount securitized may not exceed the present value of the revenue requirement over the life of the proposed transition bonds associated with conventional (i.e., non-securitized) recovery of the authorized amounts where the present value analysis uses a discount rate equal to the proposed interest rate on the transition bonds.40  The analysis presented by TCC to calculate economic benefits also demonstrates that the amount TCC seeks to securitize does not exceed the present value of the revenue requirement associated with the securitized amount over the expected 14-year life of the transition bonds.  Under the worst-case scenario in which the bonds bear a 6% weighted-average interest rate, that present value is approximately $807 million compared to approximately $847 million under conventional utility financing.  Using the projected weighted-average interest rate of 2.889%, the present value of the amount TCC seeks to securitize is approximately $809 million. These estimates assume the transition bonds will be issued

40  See PURA § 39.301.

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with an expected life of 14 years and that actual ongoing qualified costs will be shown as on Appendix C to this Financing Order.  The benefits for consumers set forth in TCC's evidence are fully indicative of the benefits consumers will realize from the securitization approved hereby, and, in the issuance advice letter, TCC will be required to update the benefit analyses to verify that this statutory financial test is met.

30.
The amount of qualified costs to be securitized does not exceed the present value of the revenue requirement over the maximum expected 14-year life of the transition bonds associated with the amount approved to be securitized in this Financing Order.  The present value analysis uses a discount rate equal to the maximum allowed weighted-average interest rate on the transition bonds on an annual basis.

6.      Total Amount of Revenue to be Recovered

31.
The Commission is required to find that the total amount of revenues to be collected under this Financing Order will be less than the revenue requirement that would be recovered over the remaining life of the amounts that are securitized under this Financing Order, using conventional financing methods.41  The appropriate conventional financing method with which to make this comparison is the recovery of the amount through competition transition charges determined under PURA § 39.201.  Under the worst-case scenario in which the bonds bear a 6% weighted-average interest rate, TCC financial analysis indicates that the total amount of revenues to be collected under this Financing Order is expected to be approximately $93 million less than the revenue requirement that would be recovered over the remaining life of the amounts using conventional utility financing methods.  Using the expected weighted-average interest rate of 2.889%, the benefits of securitization would be even larger, or approximately $287 million.  These estimates assume the transition bonds will be issued with a maximum expected life of 14 years and that actual ongoing qualified costs will be shown as on Appendix C to this Financing Order.  The benefits for consumers set forth in TCC's evidence are fully indicative of the benefits consumers will realize from the securitization approved hereby,

41  See id. § 39.303(a).

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and, in the issuance advice letter, TCC will be required to update the benefit analyses to verify that this statutory test is met.

C.   Structure of the Proposed Securitization

1.      BondCo

32.
For purposes of this securitization, TCC will create one or more BondCo, a special purpose transition funding entity (each of which referred to as “BondCo”) which will be a Delaware limited liability company with TCC as its sole member.  If more than one series of transition bonds are issued, TCC will create a separate BondCo for the issuance of a particular series of transition bonds and the rights, structure and restrictions described in this Financing Order with respect to BondCo will be applicable to each such purchaser of transition property to the extent of the transition property sold to it and the transition bonds issued by it.  BondCo will be formed for the limited purpose of acquiring transition property, issuing transition bonds in one or more tranches, and performing other activities relating thereto or otherwise authorized by this Financing Order.  BondCo will not be permitted to engage in any other activities and will have no assets other than transition property and related assets to support its obligations under the transition bonds.  Obligations relating to the transition bonds will be BondCo’s only significant liabilities.  These restrictions on the activities of BondCo and restrictions on the ability of TCC to take action on BondCo’s behalf are imposed to achieve the objective that BondCo will be bankruptcy remote and not affected by a bankruptcy of TCC.  BondCo will be managed by a board of managers with rights and duties similar to those of a board of directors of a corporation.  As long as the transition bonds remain outstanding, BondCo will have at least one independent manager with no organizational affiliation with TCC other than acting as independent manager for any other bankruptcy-remote subsidiary of TCC or its affiliates, including AEP Texas Central Transition Funding LLC, the issuer of the transition bonds approved in Docket No. 21528,42 and AEP Texas Central Transition

42  Application of Central Power and Light Company for a Financing Order to Securitize Regulatory Assets and Other Qualified Costs, Docket No. 21528, Financing Order (Mar. 27, 2000).

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Funding II LLC, the issuer of the transition bonds approved in Docket 32475.43  BondCo will not be permitted to amend the provisions of the organizational documents that relate to bankruptcy-remoteness of BondCo without the consent of the independent manager.  Similarly, BondCo will not be permitted to institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or to dissolve, liquidate, consolidate, convert, or merge without the consent of the independent manager.  Other restrictions to facilitate bankruptcy-remoteness may also be included in the organizational documents of BondCo as required by the rating agencies.

33.
The initial capital of BondCo is expected to be not less than 0.5% of the original principal amount of the transition bonds issued by BondCo.  Adequate funding of BondCo at this level is intended to protect the bankruptcy remoteness of BondCo.  A sufficient level of capital is necessary to minimize this risk and, therefore, assist in achieving the lowest transition bond charges possible.  The SEC is considering major modifications to its regulations pertaining to securitizations.   It is not known how any changes resulting from the SEC’s consideration will affect the level of capital which must be invested in BondCo, or other costs of issuing, supporting, and servicing the transition bonds.  If TCC is required to contribute capital which is more than 0.5% of the original amount of any series of bonds, TCC should be permitted to earn an annual return on such additional capital contribution at the authorized pre-tax return on equity established in its most recent base rate case.  The required revenue, if any, to provide an annual return on any such additional capital at TCC’s then authorized return on equity is an ongoing qualified cost.

34.
BondCo will issue one series of transition bonds consisting of one or more tranches.  The aggregate amount of all tranches of all series of transition bonds issued pursuant to this Financing Order shall not to exceed the principal amount approved by this Financing Order.  BondCo will pledge to the indenture trustee, as collateral for payment of the transition bonds, the transition property, including BondCo’s right to receive the

43  Application of AEP Texas Central Company for a Financing Order, Docket No. 32475, Financing Order (Jun. 21, 2006).

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transition charges as and when collected, and certain other collateral described in TCC’s application.

35.
Concurrent with the issuance of any of the transition bonds, TCC will transfer to BondCo all of TCC’s rights under this Financing Order related to the amount of transition bonds BondCo is issuing, including rights to impose, collect, and receive transition charges approved in this Financing Order.  This transfer will be structured so that it will qualify as a true sale within the meaning of PURA § 39.308.  By virtue of the transfer, BondCo will acquire all of the right, title, and interest of TCC in the transition property arising under this Financing Order that is related to the amount of transition bonds BondCo is issuing.

36.
The use and proposed structure of BondCo and the limitations related to its organization and management are necessary to minimize risks related to the proposed securitization transactions and to minimize the transition charges.  Therefore, the use and proposed structure of BondCo should be approved.

2.      Credit Enhancement and Arrangements to Reduce Interest Rate Risk or Enhance Marketability

37.
TCC requested approval to use additional forms of credit enhancement (including letters of credit, reserve accounts, surety bonds, or guarantees) and other mechanisms designed to promote the credit quality and marketability of the transition bonds if the benefits of such arrangements exceed their cost.  TCC also asked that the costs of any credit enhancements as well as the costs of arrangements to enhance marketability be included in the amount of qualified costs to be securitized.  TCC should be permitted to recover the ongoing costs of credit enhancements and arrangements to enhance marketability, provided that the Commission’s designated representative and TCC agree in advance that such enhancements and arrangements provide benefits greater than their tangible and intangible costs.  If the use of original issue discount, credit enhancements, or other arrangements is proposed by TCC, TCC shall provide the Commission’s designated representative copies of all cost/benefit analyses performed by or for TCC that support the request to use such arrangements.  This finding does not apply to the collection account or its subaccounts approved in this Financing Order.

Docket No. 39931	Financing Order	Page 30 of 82

38.
TCC’s proposed use of credit enhancements and arrangements to enhance marketability is reasonable and should be approved, provided that TCC certifies that the enhancements or arrangements provide benefits greater than their cost and that such certifications are agreed to by the Commission’s designated representative.

39.	In prior financing orders,44 the Commission determined that the costs and risks of swap transactions outweighed the expected benefits and prohibited the use of interest rate swaps.

40.
Also in prior financing orders, the Commission determined that the use of floating rate notes, notes denominated in foreign currencies, interest rate hedges, and interest-rate swaps would not be expected to result in the lowest transition bond charges, and would expose consumers to higher risks and greater uncertainty about future costs.  Accordingly, the Commission has determined that TCC should not be permitted to use floating rate notes, notes denominated in foreign currencies, hedges, or interest swaps in this transaction.

3.      Transition Property

41.
Under PURA § 39.304(a), the rights and interest of an electric utility or successor under a financing order, including the right to impose, collect, and receive the transition charges authorized in the financing order, are only contract rights until they are first transferred to an assignee or pledged in connection with the issuance of transition bonds, at which time they will become transition property.

42.
The rights to impose, collect, and receive the transition charges approved in this Financing Order along with the other rights arising pursuant to this Financing Order will become transition property upon the transfer of such rights by TCC to BondCo pursuant to PURA § 39.304.  If transition bonds are issued in more than one series, then the transition property transferred as a result of each issuance shall be only those rights associated with that portion of the total amount authorized to be securitized by this

44  E.g., Docket No. 32475, Financing Order at 14-15; Application of Entergy Gulf States, Inc. for a Financing Order, Docket No. 33586, Financing Order at 2 (Apr. 2, 2007); Application of CenterPoint Houston Electric, LLC for a Financing Order, Docket No. 34448, Financing Order at 2 (Sept. 18, 2007); Application of CenterPoint for a Financing Order, Docket No. 3700, Financing Order at 2 (Aug. 27, 2009); Application of Entergy Texas, Inc. for a Financing Order, Docket No. 37247, Financing Order at 2 (Sept. 11, 2009).

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Financing Order which is securitized by such issuance.  The rights to impose, collect and receive transition charges along with the other rights arising pursuant to this Financing Order as they relate to any portion of the total amount authorized to be securitized that remains unsecuritized shall remain with TCC and shall not become transition property until transferred to a BondCo in connection with a subsequent issuance of transition bonds.

43.
Transition property and all other collateral will be held and administered by the indenture trustee pursuant to the indenture, as described in TCC’s application.  This proposal will help ensure the lowest transition-bond charges and should be approved.

44.
Under PURA § 39.304(b), transition property constitutes a present property right for purposes of contracts concerning the sale or pledge of property, even though the imposition and collection of transition charges depends on further acts of the utility or others that have not yet occurred.

4.      Servicer and the Servicing Agreement

45.
TCC will execute a servicing agreement with BondCo.  The servicing agreement may be amended, renewed or replaced by another servicing agreement.  The entity responsible for carrying out the servicing obligations under any servicing agreement is the servicer.  TCC will be the initial servicer but may be succeeded as servicer by another entity under certain circumstances detailed in the servicing agreement and as authorized by the Commission.  Pursuant to the servicing agreement, the servicer is required, among other things, to impose and collect the applicable transition charges for the benefit and account of BondCo, to make the periodic true-up adjustments of transition charges required or allowed by this Financing Order, and to account for and remit the applicable transition charges to or for the account of BondCo in accordance with the remittance procedures contained in the servicing agreement without any charge, deduction or surcharge of any kind (other than the servicing fee specified in the servicing agreement).  Under the terms of the servicing agreement, if any servicer fails to perform its servicing obligations in any material respect, the indenture trustee acting under the indenture to be entered into in connection with the issuance of the transition bonds, or the indenture trustee’s designee, may, or, upon the instruction of the requisite percentage of holders of the outstanding

Docket No. 39931	Financing Order	Page 32 of 82

amount of transition bonds, shall, appoint an alternate party to replace the defaulting servicer, in which case the replacement servicer will perform the obligations of the servicer under the servicing agreement.  The obligations of the servicer under the servicing agreement and the circumstances under which an alternate servicer may be appointed are more fully described in the servicing agreement.  The rights of BondCo under the servicing agreement will be included in the collateral pledged to the indenture trustee under the indenture for the benefit of holders of the transition bonds.  TCC currently serves as servicer of the transition charges related to the transition bonds issued by AEP Texas Central Transition Funding LLC, in February of 2002 pursuant to the financing order issued in Docket No. 21528, and related to the transition bonds issued by AEP Texas Central Transition Funding II LLC, in October of 2006 pursuant to the financing order issued in Docket No. 32475.  Consequently, TCC, as initial servicer of transition charges associated with transition bonds issued under this Financing Order will, and any successor servicer may, simultaneously be serving as servicer of separate transition charges associated with transition bonds for more than one issuer.

46.
The servicing agreement negotiated as part of this securitization shall contain a recital clause that the Commission, or its attorney, will enforce the servicing agreement for the benefit of Texas ratepayers to the extent permitted by law.

47.
The servicing agreement negotiated as part of this securitization shall include a provision that TCC shall indemnify the Commission (for the benefit of consumers) in connection with any increase in servicing fees that become payable as a result of a default resulting from TCC’s willful misconduct, bad faith or negligence in performance of its duties or observance of its covenants under the servicing agreement.  The indemnity will be enforced by the Commission but will not be enforceable by any REP or consumer.

48.
The obligations to continue to provide service and to collect and account for transition charges will be binding upon TCC and any other entity that provides transmission and distribution services or direct wire services to a person that was a retail consumer located within TCC’s service area as it existed on May 1, 1999, or that became a retail consumer for electric services within such area after May 1, 1999, and is still located within such area, except as provided in Finding of Fact Nos. 71 through 73.  Further, and to the extent

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REPs are responsible for imposing and billing transition charges on behalf of BondCo, billing and credit standards approved in this Financing Order will be binding on all REPs that bill and collect transition charges from such retail consumers, together with their successors and assigns.  The Commission will enforce the obligations imposed by this Financing Order, its applicable substantive rules, and statutory provisions.

49.
To the extent that any interest in the transition property created by this Financing Order is assigned, sold or transferred to an assignee,45 TCC will enter into a contract with that assignee that will require TCC to continue to operate its transmission and distribution system in order to provide electric services to TCC’s customers.  This provision does not prohibit TCC from selling, assigning or otherwise divesting its transmission and distribution system or any part thereof so long as the entity acquiring such facilities agrees to continue operating the facilities to provide electric services to TCC’s customers.

50.
The provisions described in Finding of Fact Nos. 45 through 49 are reasonable, will reduce risk associated with the proposed securitization and will, therefore, result in lower transition bond charges and greater benefits to consumers and should be approved.

5.      Retail Electric Providers

51.	The servicer will bill the transition charges to each retail consumer’s REP and the REP will collect the transition charges from its retail customers.

52.
Schedule TC-3 sets forth minimum billing and collection standards to apply to REPs that collect transition charges approved by this Financing Order from retail electric consumers.  The Commission finds that the REP standards set forth in Schedule TC-3 are appropriate and should be adopted.

53.
The REP standards set forth in Schedule TC-3 relate only to the billing and collection of transition charges authorized under this Financing Order, and do not apply to collection of any other nonbypassable charges or other charges.  The standards apply to all REPs other than REPs that have contracted with TCC to have TCC bill and collect transition

45  The term “assignee” means “any individual, corporation, or other legally recognized entity to which an interest in transition property is transferred, other than as security, including any assignee of that party.” See PURA § 39.302(1).

Docket No. 39931	Financing Order	Page 34 of 82

charges from the REPs' retail consumers.  REPs may contract with parties other than TCC to bill and collect transition charges from retail consumers, but such parties shall remain subject to these standards.  Upon adoption of any amendment to P.U.C. Subst. R. 25.108, the Commission Staff will open a proceeding to investigate the need to modify the standards in Schedule TC-3 to conform to that rule, provided that such modifications may not be implemented absent prior written confirmation from each of the rating agencies that have rated the transition bonds that such modifications will not cause a suspension, withdrawal, or downgrade of the ratings on the transition bonds.

The REP standards are as follows:

a.           Rating, Deposit, and Related Requirements.

Each REP must (1) have a long-term, unsecured credit rating of not less than “BBB-” and “Baa3” (or the equivalent) from Standard & Poor’s and Moody’s Investors Service, respectively, or (2) provide (a) a deposit of two months’ maximum expected transition charge collections in the form of cash, (b) an affiliate guarantee, surety bond, or letter of credit providing for payment of such amount of transition charge collections in the event that the REP defaults in its payment obligations, or (c) a combination of any of the foregoing.  A REP that does not have or maintain the requisite long-term, unsecured credit rating may select which alternate form of deposit, credit support, or combination thereof it will utilize, in its sole discretion.  The indenture trustee shall be a beneficiary of any affiliate guarantee, surety bond or letter of credit.  The provider of any affiliate guarantee, surety bond, or letter of credit must have and maintain a long-term, unsecured credit rating of not less than “BBB-” and “Baa3” (or the equivalent) from Standard & Poor’s and Moody’s Investors Service, respectively.

b.           Loss of Rating.

If the long-term, unsecured credit rating from either Standard & Poor’s or Moody’s Investors Service of a REP that did not previously provide the alternate form of deposit, credit support, or combination thereof or of any provider of an affiliate guarantee, surety bond, or letter of credit is suspended, withdrawn, or downgraded below “BBB-” or “Baa3” (or the equivalent), the REP must provide the alternate form of

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deposit, credit support, or combination thereof, or new forms thereof, in each case from providers with the requisite ratings, within 10 business days following such suspension, withdrawal, or downgrade.  A REP failing to make such provision must comply with the provisions set forth in Paragraph (e).

c.           Computation of Deposit, etc.

The computation of the size of a deposit required under Paragraph (a) shall be agreed upon by the servicer and the REP, and reviewed no more frequently than quarterly to ensure that the deposit accurately reflects two months’ maximum expected transition charge collections.  Within 10 business days following such review, (1) the REP shall remit to the indenture trustee the amount of any shortfall in such required deposit or (2) the servicer shall instruct the indenture trustee to remit to the REP any amount in excess of such required deposit.  A REP failing to so remit any such shortfall must comply with the provisions set forth in Paragraph (e).  REP cash deposits shall be held by the indenture trustee, maintained in a segregated account, and invested in short-term high quality investments, as permitted by the rating agencies rating the transition bonds.  Investment earnings on REP cash deposits shall be considered part of such cash deposits so long as they remain on deposit with the indenture trustee.  At the instruction of the servicer, cash deposits will be remitted with investment earnings to the REP at the end of the term of the transition bonds unless otherwise utilized for the payment of the REP’s obligations for transition charges.  Once the deposit is no longer required, the servicer shall promptly (but not later than 30 calendar days) instruct the indenture trustee to remit the amounts in the segregated accounts to the REP.

d.           Payment of Transition Charges.

Payments of transition charges are due 35 calendar days following each billing by the servicer to the REP, without regard to whether or when the REP receives payment from its retail customers.  The servicer shall accept payment by electronic funds transfer, wire transfer, and/or check.  Payment will be considered received the date the electronic funds transfer or wire transfer is received by the servicer, or the date the check clears.  A 5% penalty is to be charged on amounts received after 35 calendar days; however, a 10 calendar-day grace period will be allowed before the REP is considered to be in default.

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A REP in default must comply with the provisions set forth in Paragraph (e).  The 5% penalty will be a one-time assessment measured against the current amount overdue from the REP to the servicer.  The “current amount” consists of the total unpaid transition charges existing on the 36th calendar day after billing by the servicer.  Any and all such penalty payments will be made to the indenture trustee to be applied against transition charge obligations.  A REP shall not be obligated to pay the overdue transition charges of another REP.  If a REP agrees to assume the responsibility for the payment of overdue transition charges as a condition of receiving the customers of another REP that has decided to terminate service to those customers for any reason, the new REP shall not be assessed the 5% penalty upon such transition charges; however, the prior REP shall not be relieved of the previously-assessed penalties.

e.           Remedies Upon Default.

After the 10 calendar-day grace period (the 45th calendar day after the billing date) referred to in Paragraph (d), the servicer shall have the option to seek recourse against any cash deposit, affiliate guarantee, surety bond, letter of credit, or combination thereof provided by the REP, and avail itself of such legal remedies as may be appropriate to collect any remaining unpaid transition charges and associated penalties due the servicer after the application of the REP’s deposit or alternate form of credit support.  In addition, a REP that is in default with respect to the requirements set forth in Paragraphs (b), (c), or (d) above shall, subject to the limitations and requirements of the bankruptcy code if the REP is a debtor in bankruptcy,  select and implement one of the following options:

(1)	Allow the Provider of Last Resort (POLR) or a qualified REP of the consumer’s choosing to immediately assume the responsibility for the billing and collection of transition charges.

(2)
Immediately implement other mutually suitable and agreeable arrangements with the servicer.  It is expressly understood that the servicer’s ability to agree to any other arrangements will be limited by the terms of the servicing agreement and requirements of each of the rating agencies that have rated the transition bonds necessary to avoid a suspension, withdrawal, or downgrade of the ratings on the transition bonds.

Docket No. 39931	Financing Order	Page 37 of 82

(3)
Arrange that all amounts owed by retail consumers for services rendered be timely billed and immediately paid directly into a lock-box controlled by the servicer with such amounts to be applied first to pay transition charges before the remaining amounts are released to the REP.  All costs associated with this mechanism will be borne solely by the REP.

If a REP that is in default fails to immediately select and implement one of the foregoing options or, after so selecting one of the foregoing options, fails to adequately meet its responsibilities thereunder, then the servicer shall immediately implement option (1), subject to the limitations and requirements of the bankruptcy code if the REP is a debtor in bankruptcy.  Upon re-establishment of compliance with the requirements set forth in Paragraphs (b), (c) and (d) above and the payment of all past-due amounts and associated penalties, the REP will no longer be required to comply with this paragraph.

f.           Interest of REPs (including the POLR) in Funds Held by Servicer.

Any interest that a REP (including the POLR) may have in any funds in the hands of the servicer shall be junior and subordinate to any and all rights of the indenture trustee or BondCo to such funds.

g.           Billing by Providers of Last Resort, etc.

The POLR appointed by the Commission must meet the minimum credit rating or deposit/credit support requirements described in Paragraph (a) in addition to any other standards that may be adopted by the Commission.  If the POLR defaults or is not eligible to provide such services, responsibility for billing and collection of transition charges will immediately be transferred to and assumed by the servicer until a new POLR can be named by the Commission or the consumer requests the services of a certified REP.  Retail consumers may never be re-billed by the successor REP, the POLR, or the servicer for any amount of transition charges they have paid their REP (although future transition charges shall reflect REP and other system-wide charge-offs).  Additionally, if the amount of the penalty detailed in Paragraph (d) is the sole remaining past-due amount after the 45th calendar day, the REP shall not be required to comply with clauses (1), (2),

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or (3) of Paragraph (e) above, unless the penalty is not paid within an additional 30 calendar days.

h.           Disputes.

In the event that a REP disputes any amount of billed transition charges, the REP shall pay the disputed amount under protest according to the timelines detailed in Paragraph (d).  The REP and servicer shall first attempt to informally resolve the dispute, but if they fail to do so within 30 calendar days, either party may file a complaint with the Commission.  If the REP is successful in the dispute process (informal or formal), the REP shall be entitled to interest on the disputed amount paid to the servicer at the Commission-approved interest rate.  Disputes about the date of receipt of transition charge payments (and penalties arising thereof) or the size of a required REP deposit will be handled in a like manner.  It is expressly intended that any interest paid by the servicer on disputed amounts shall not be recovered through transition charges if it is determined that the servicer’s claim to the funds is clearly unfounded.  No interest shall be paid by the servicer if it is determined that the servicer has received inaccurate metering data from another entity providing competitive metering services pursuant to PURA § 39.107.

i.           Metering Data.

If the servicer is providing the metering, metering data will be provided to the REP at the same time as the billing.  If the servicer is not providing the metering, the entity providing the metering services will be responsible for complying with Commission rules and ensuring that the servicer and the REP receive timely and accurate metering data in order for the servicer to meet its obligations under the servicing agreement and this Financing Order with respect to billing and true-ups.

j.           Charge-Off Allowance.

The REP will be allowed to hold back an allowance for charge-offs in its payments to the servicer.  Such charge-off rate will be recalculated each year in connection with the annual true-up procedure.  In the initial year, REPs will be allowed to remit payments based on the same charge-off percentage then being used by the REP to remit payments to the servicer in connection with transition charges related to transition

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bonds issued by AEP Texas Central Transition Funding, LLC, in February 2002 pursuant to the financing order in Docket No. 21528, and in connection with transition charges related to transition bonds issued by AEP Texas Central Transition Funding II, LLC, in October 2006 pursuant to the financing order in Docket No. 32475.  On an annual basis in connection with the true-up process, the REP and the servicer will be responsible for reconciling the amounts held back with amounts actually written off as uncollectible in accordance with the terms agreed to by the REP and the servicer, provided that:

(1)
The REP’s right to reconciliation for write-offs will be limited to customers whose service has been permanently terminated and whose entire accounts (i.e., all amounts due the REP for its own account as well as the portion representing transition charges) have been written off.

(2)
The REP’s recourse will be limited to a credit against future transition charge payments unless the REP and the servicer agree to alternative arrangements, but in no event will the REP have recourse to the indenture trustee, BondCo, or BondCo’s funds for such payments.

(3)
The REP shall provide information on a timely basis to the servicer so that the servicer can include the REP’s default experience and any subsequent credits into its calculation of the adjusted transition-charge rates for the next transition-charge billing period and the REP’s rights to credits will not take effect until after such adjusted transition-charge rates have been implemented.

k.           Service Termination.

In the event that the servicer is billing consumers for transition charges, the servicer shall have the right to terminate transmission and distribution service to the end-use consumer for non-payment by the end-use consumer pursuant to applicable Commission rules.  In the event that a REP or the POLR is billing consumers for transition charges, the REP or POLR shall have the right to transfer the customer to the POLR (or to another certified REP) or to direct the servicer to terminate transmission and distribution service to the end-use consumer for non-payment in accordance with the applicable Commission rules.

Docket No. 39931	Financing Order	Page 40 of 82

54.
The proposed billing and collection standards for REPs are the same as those adopted in Docket Nos. 21528 and 32475 and currently applied by TCC in its capacity as servicer under the transition bonds issued pursuant to the financing orders in those dockets.

55.
The proposed billing and collection standards for REPs and the applicability of those standards are appropriate for the collection of transition charges resulting from this Financing Order, are reasonable and will lower risks associated with the collection of transition charges and will result in lower transition bond charges and greater benefits to consumers.  In addition, adoption of these standards will provide uniformity of standards for the billing and collection of transition charges for which TCC acts as servicer.  Therefore, the proposed billing and collection standards for REPs and the applicability of those standards described in Finding of Fact Nos. 52 and 53 should be approved.

6.      Transition Bonds

56.
BondCo will issue and sell transition bonds in one series consisting of one or more tranches.  The legal final maturity date of any series of transition bonds will not exceed 15 years from the date of issuance of such series.  The legal final maturity date of each series and tranche within a series and amounts in each series will be finally determined by TCC and the Commission’s designated representative, consistent with market conditions and indications of the rating agencies, at the time the transition bonds are priced, but subject to ultimate Commission review through the issuance advice letter process.  TCC will retain sole discretion regarding whether or when to assign, sell, or otherwise transfer any rights concerning transition property arising under this Financing Order, or to cause the issuance of any transition bonds authorized in this Financing Order, subject to the right of the Commission to find that the proposed issuance does not comply with the requirements of PURA and this Financing Order.  BondCo will issue the transition bonds on or after the fifth business day after pricing of the transition bonds unless, prior to noon on the fourth business day following pricing of the bonds, the Commission issues an order finding that the proposed issuance does not comply with the requirements of PURA and this Financing Order.

57.	The Commission finds that the proposed structure—providing for substantially levelized annual revenue requirements over the expected life of the transition bonds—is in the

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public interest and should be used.  This structure offers the benefit of not relying upon customer growth and will allow the resulting transition charges to remain level or decline over time, if billing determinants remain level or grow.  The approved structure is reasonable and should be approved, provided that the issuance advice letter demonstrates that all of the statutory financial requirements are met.  This restriction is necessary to ensure that the stated economic benefits to consumers materialize.

7.      Security for Transition Bonds

58.
The payment of the transition bonds and related charges authorized by this Financing Order is to be secured by the transition property created by this Financing Order and by certain other collateral as described in the application.  Each series of the transition bonds will be issued pursuant to an indenture administered by the indenture trustee (any such indenture, “the indenture,” and the trustee under an indenture, “the indenture trustee”).  The indenture will include provisions for a collection account for the series and subaccounts for the collection and administration of the transition charges and payment or funding of the principal and interest on the transition bonds and other costs, including fees and expenses, in connection with the transition bonds, as described in TCC’s application.  Pursuant to the indenture, BondCo will establish a collection account as a trust account to be held by the indenture trustee as collateral to ensure the payment of the principal, interest, and other costs approved in this Financing Order related to the transition bonds in full and on a timely basis.  The collection account will include the general subaccount, the capital subaccount, and the excess funds subaccount, and may include other subaccounts.

a.           The General Subaccount

59.
The indenture trustee will deposit the transition charge remittances that the servicer remits to the indenture trustee for the account of BondCo into one or more segregated trust accounts and allocate the amount of those remittances to the general subaccount.  The indenture trustee will on a periodic basis apply moneys in this subaccount to pay expenses of BondCo, to pay principal and interest on the transition bonds, and to meet the funding requirements of the other subaccounts.  The funds in the general subaccount will be invested by the indenture trustee in short-term high-quality investments, and such

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funds (including, to the extent necessary, investment earnings) will be applied by the indenture trustee to pay principal and interest on the transition bonds and all other components of the Periodic Payment Requirement ("PPR") (as defined in Finding of Fact No. 74), and otherwise in accordance with the terms of the indenture.

b.           The Capital Subaccount

60.
When a series of transition bonds is issued, TCC will make a capital contribution to BondCo for that series, which BondCo will deposit into the capital subaccount.  The amount of the capital contribution is expected to be not less than 0.5% of the original principal amount of each series of transition bonds, although the actual amount will depend on tax and rating agency requirements and potential modifications to SEC regulations.  The capital subaccount will serve as collateral to ensure timely payment of principal and interest on the transition bonds and all other components of the PPR.  Any funds drawn from the capital account to pay these amounts due to a shortfall in the transition charge remittances will be replenished through future transition charge remittances.  The funds in this subaccount will be invested by the indenture trustee in short-term high-quality investments, and such funds (including investment earnings) will be used by the indenture trustee to pay principal and interest on the transition bonds and all other components of the PPR.    If TCC is required to make a capital contribution in excess of 0.5% of the original principal amount of any series of bonds, TCC will be authorized to receive an aggregate amount equal to the sum of the (i) actual amounts earned by the trustee from investment of the capital contribution (up to 0.5% of the original principal amount of such series) and (ii) an annual return at the authorized pre-tax return on equity established in TCC’s most recent base rate case on the remainder of the capital contribution for such series.  The required revenue, if any, to provide the annual return at the pre-tax equity return established in TCC’s most recent base rate case is an ongoing qualified cost.  Upon payment of the principal amount of all transition bonds and the discharge of all obligations that may be paid by use of transition charges, all amounts in the capital subaccount, including any investment earnings, will be released to BondCo for payment to TCC.  Investment earnings in this subaccount may be released earlier in accordance with the indenture.

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61.
The capital contribution to BondCo should be funded by TCC.  To ensure that consumers receive the appropriate benefit from the securitization approved in this Financing Order, the proceeds from the sale of the transition bonds should not be applied towards this capital contribution.  Because TCC funds the capital subaccount, TCC should receive the investment earnings earned through the indenture trustee's investment of that capital from time to time, and if TCC is required to make a capital contribution in excess of 0.5% of the original principal amount of any series of transition bonds, TCC is authorized to receive an aggregate amount equal to the sum of (i) the actual amounts earned by the trustee from investment of the capital contribution (up to 0.5% of the original principal amount of such series) and (ii) an annual return on the remainder of the capital contribution for such series at TCC's then-authorized rate of return on equity.  The required revenue, if any, to provide an annual return on any such additional capital at TCC's then-authorized rate of return on equity is an ongoing qualified cost.  Upon payment of the principal amount of all transition bonds and the discharge of all obligations that may be paid by use of transition charges, all amounts in the capital subaccount, including any investment earnings, will be released to BondCo for payment to TCC.  Investment earnings in this subaccount may be released earlier in accordance with the indenture.

c.           The Excess Funds Subaccount

62.
The excess funds subaccount will hold any transition charge remittances and investment earnings on the collection account (other than earnings attributable to the capital subaccount and released under the terms of the indenture) in excess of the amounts needed to pay current principal and interest on the transition bonds and to pay other PPRs (including, but not limited to, replenishing the capital subaccount).  Any balance in or allocated to the excess funds subaccount on a true-up adjustment date will be subtracted from the Periodic Billing Requirement, (“PBR”) (as defined in Finding of Fact No. 75) for purposes of the true-up adjustment.  The money in this subaccount will be invested by the indenture trustee in short-term high-quality investments, and such money (including investment earnings thereon) will be used by the indenture trustee to pay principal and interest on the transition bonds and other PPRs.

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d.           Other Subaccounts

63.
Other credit enhancements in the form of subaccounts may be utilized for the transaction provided that the Commission’s designated representative and TCC agree in advance that such enhancements provide benefits greater than their tangible and intangible costs.  For example, TCC does not propose use of an overcollateralization subaccount as was approved in Docket No. 21528 in connection with its prior securitization of regulatory assets.  Under Rev. Proc. 2002-49, as clarified by Rev. Proc. 2005-61 and 2005-62 issued by the Internal Revenue Service ("IRS"), the use of an overcollateralization subaccount is not necessary for favorable tax treatment nor does it appear to be necessary to obtain AAA ratings for the proposed transition bonds.  If the Commission’s designated representative and TCC subsequently agree, however, that use of an overcollateralization subaccount or other subaccount are necessary to obtain AAA ratings or will otherwise increase the tangible and quantifiable benefits of the securitization, TCC may implement such subaccounts in order to reduce transition bond charges.

8.      General Provisions

64.
The collection account and the subaccounts described above are intended to provide for full and timely payment of scheduled principal and interest on the transition bonds and all other components of the PPR.  If the amount of transition charges remitted to the general subaccount is insufficient to make all scheduled payments of principal and interest on the transition bonds and to make payment on all of the other components of the PPR, the excess funds subaccount and the capital subaccount will be drawn down, in that order, to make those payments.  Any deficiency in the capital subaccount due to such withdrawals must be replenished to the capital subaccount on a periodic basis through the true-up process.  In addition to the foregoing, there may be such additional accounts and subaccounts as are necessary to segregate amounts received from various sources (i.e., amounts received from REPs), or to be used for specified purposes.  Such accounts will be administered and utilized as set forth in the servicing agreement and the indenture.  Upon the maturity of the transition bonds and the discharge of all obligations in respect thereof, remaining amounts in the collection account, other than amounts that were in the

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capital subaccount, will be released to BondCo and equivalent amounts will be credited by TCC to customers consistent with PURA § 39.262(g).

65.
The use of a collection account and its subaccounts in the manner proposed by TCC is reasonable, will lower risks associated with the securitization and thus lower the costs to consumers, and should, therefore, be approved.

9.      Transition Charges—Imposition and Collection, Nonbypassability, and Self-Generation

66.
TCC seeks authorization to impose on and collect from REPs and from other entities which are required to bill, pay or collect transition charges under this Financing Order or the tariffs approved hereby, transition charges in an amount sufficient to provide for the timely recovery of its qualified costs approved in this Financing Order (including payment of principal and interest on the transition bonds and ongoing costs related to the transition bonds).

67.	Transition charges will be separately identified on bills presented to REPs and other entities obligated to pay or collect transition charges.

68.
If a REP or other entity does not pay the full amount it has been billed, the amount paid by the REP or such other entity will first be apportioned between the transition charges and other fees and charges (including amounts billed and due in respect of transition charges associated with transition bonds issued under other financing orders), other than late fees, and second, any remaining portion of the payment will be allocated to late fees.  This allocation will facilitate a proper balance between the competing claims to this source of revenue in an equitable manner.

69.
The transition bonds have a scheduled final maturity not to exceed 14 years.  However, amounts may still need to be recovered after the expiration of the scheduled final maturity date.  TCC proposed that the transition charges related to a series of transition bonds will be recovered over a period of not more than 15 years from the date of issuance of that series of the transition bonds but that amounts due at or before the end of that period for services rendered during the 15-year period may be collected after the conclusion of the 15-year period.

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70.
PURA § 39.303(b) prohibits the recovery of transition charges for a period of time that exceeds 15 years.  Transition charges related to a series of transition bonds may not be collected after 15 years from the date of issuance of that series of bonds.  This restriction does not, however, prevent the recovery of amounts due at the end of such 15-year period for services rendered during such 15-year period.

71.
TCC will collect transition charges from all REPs serving existing and future retail consumers located within TCC’s certificated service area as it existed on May 1, 1999 and from other entities which are required to bill, pay or collect transition charges under this Financing Order or the tariffs approved hereby, except as provided in Finding of Fact Nos. 72 and 73.  In accordance with PURA § 39.252(c), a retail consumer within such area may not avoid transition charges by switching to another electric utility, electric cooperative or municipally-owned utility after May 1, 1999.  However, a consumer in a multiply-certificated service area that requested to switch providers on or before May 1, 1999, or was not taking service from TCC on May 1, 1999, and does not do so after that date, will not be responsible for paying transition charges.

72.
Except as provided by PURA §§ 39.262(k) and 39.252, as implemented by P.U.C. Subst. R. 25.345, a retail consumer may not avoid the payment of transition charges by switching to new on-site generation.  Pursuant to PURA §39.252(b)(2), if a consumer commences taking energy from new on-site generation that materially reduces the consumer’s use of energy delivered through TCC’s facilities, the consumer will pay an amount each month computed by multiplying the output of the on-site generation utilized to meet the internal electrical requirements of the consumer by the applicable transition charges in effect for that month.  Any reduction equivalent to more than 12.5% of the consumer’s annual average use of energy delivered through TCC’s facilities will be considered material for this purpose.  Payments of the transition charges owed by such consumers under PURA § 39.252(b)(2) will be made to the servicer and will be collected in addition to any other charges applicable to services provided to the consumer through TCC’s facilities and any other competition transition charges applicable to self-generation under PURA § 39.252.

Docket No. 39931	Financing Order	Page 47 of 82

73.
TCC’s proposal related to imposition and collection of transition charges is reasonable and is necessary to ensure collection of transition charges sufficient to support recovery of the qualified costs approved in this Financing Order and should be approved.  It is reasonable to exclude existing customers of TCC who begin taking service from Sharyland Utilities, LP (Sharyland) in Sharyland’s certificated area from the obligation to pay transition charges approved in this Financing Order because Sharyland has agreed to compensate TCC for stranded generation costs in Docket No. 20292.  It is reasonable to approve the form of TCC’s Schedule TC-3 and Rider TC-3 in this Financing Order and require that these tariff provisions be filed before any transition bonds are issued pursuant to this Financing Order.

10.      Allocation of Qualified Costs Among Texas Retail Consumers

74.
The PPR is the required periodic payment for a given period (e.g., annually, semiannually, or quarterly) due under the transition bonds.  Each PPR includes: (a) the principal amortization of the transition bonds in accordance with the expected amortization schedule (including deficiencies of previously scheduled principal for any reason); (b) periodic interest on the transition bonds (including any accrued and unpaid interest); and (c) ongoing qualified costs consisting of the servicing fee, rating agencies’ fees, trustee fees, legal and accounting fees, other ongoing fees and expenses, and the costs, if any, of maintaining any credit enhancement.  The PPR for the transition bonds issued pursuant to this Financing Order should be updated in the issuance advice letter.

75.
The PBR represents the aggregate dollar amount of transition charges that must be billed during a given period (e.g., annually, semiannually, or quarterly) so that the transition charge collections will be sufficient to meet the sum of all PPR for that period, given: (i) forecast usage data for the period; (ii) forecast uncollectibles for the period; and (iii) forecast lags in collection of billed transition charges for the period.

76.	In Docket No. 32758,46 the Commission approved the allocation of the capacity auction amount of 100% to the retail jurisdiction. The additional true-up balance from Docket

46  Application of AEP Texas Central Company for a Competition Transition Charge Pursuant to PUC Subst. R. 25.263(n), Docket No. 32758, Order on Rehearing (Feb. 2, 2007).

Docket No. 39931	Financing Order	Page 48 of 82

No. 39722 securitized in this proceeding consists of a capacity auction amount and properly is allocable 100% to the retail jurisdiction.

77.
Pursuant to the agreed proposed financing order in Docket No. 39722, TCC allocated the costs to be recovered through the TC-3 transition charges authorized by this Financing Order to the same customer billing classes used for the existing TC transition charges authorized by the financing order issued in Docket No. 21528 and used for the existing TC-2 transition charges authorized by the financing order issued in Docket No. 32475.  These customer billing classes are also the same as were used for the competition transition charge (“CTC”) approved in Docket No. 32758.  These customer classes are reasonable and should be adopted.

78.
The costs which will be recovered through the TC-3 transition charges authorized by this Financing Order are allocated among the customer classes using an approach based on a blended set of periodic billing requirement allocation factors (“PBRAFs”) agreed upon by the signatories to the unopposed stipulation in Docket No. 39722.  This approach is reasonable and the PBRAFs calculated in accordance with it should be adopted.

79.	[Reserved]

80.	Pursuant to the approach described in Finding of Fact No. 78, the Commission adopts the following PBRAFs:
Class	PBRAF
Residential	39.2853%
Commercial & Small Ind. – Energy	22.6320%
Commercial & Small Ind. – Demand	29.4288%
Large Industrial – Firm	2.2118%
Large Industrial – Non-firm	1.9842%
Standby – Firm	1.4922%
Standby – Non-Firm	0.2533%
Municipal & Cotton Gin	2.7124%
Total	100.0000%

11.      True-Up of Transition Charges

81.	Pursuant to PURA § 39.307, the servicer of the transition bonds will make annual adjustments to the transition charges to:

Docket No. 39931	Financing Order	Page 49 of 82

(a)	correct any undercollections or overcollections, including without limitation any caused by REP defaults, during the preceding 12 months; and

(b)
ensure the billing of transition charges necessary to generate the collection of amounts sufficient to timely provide all scheduled payments of principal and interest (or deposits to sinking funds in respect of principal and interest) and any other amounts due in connection with the transition bonds (including ongoing fees and expenses and amounts required to be deposited in or allocated to any collection account or subaccount, trustee indemnities, payments due in connection with any expenses incurred by the indenture trustee or the servicer to enforce bondholder rights and all other payments that may be required pursuant to the waterfall of payments set forth in the indenture) during the period for which such adjusted transition charges are to be in effect.

With respect to any series of transition bonds, the servicer will make true-up adjustment filings with the Commission at least annually, within 45 days of the anniversary of the date of the original issuance of the transition bonds of that series.

82.
True-up filings will be based upon the cumulative differences, regardless of the reason, between the PPR (including scheduled principal and interest payments on the transition bonds) and the amount of transition charge remittances to the indenture trustee.  True-up procedures are necessary to ensure full recovery of amounts sufficient to meet the PPR over the expected life of the transition bonds.  In order to assure adequate transition charge revenues to fund the PPR and to avoid large overcollections and undercollections over time, the servicer will reconcile the transition charges using TCC’s most recent forecast of electricity deliveries (i.e., forecasted billing units) and estimates of transaction-related expenses.  The calculation of the transition charges will also reflect both a projection of uncollectible transition charges and a projection of payment lags between the billing and collection of transition charges based upon TCC’s and the REPs’ most recent experience regarding collection of transition charges.

83.	The servicer will make true-up adjustments in the following manner, known as the standard true-up procedure:

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(a)	allocate the upcoming period’s PBR based on the PBRAFs approved in this Financing Order;
(b)
calculate undercollections or overcollections, including without limitation any caused by REP defaults, from the preceding period in each class by subtracting the previous period’s transition charge revenues collected from each class from the PBR determined for that class for the same period;

(c)	sum the amounts allocated to each customer class in steps (a) and (b) to determine an adjusted PBR for each transition charge customer class; and
(d)	divide the amount assigned to each customer class in step (c) above by the appropriate forecasted billing units to determine the transition charge rate by class for the upcoming period.

12.      Interim True-Up

84.
In addition to these annual true-up adjustments, true-up adjustments may be made by the servicer more frequently at any time during the term of the transition bonds to correct any undercollection or overcollection, as provided for in this Financing Order, in order to assure timely payment of transition bonds based on rating agency and bondholder considerations.  Further, the servicer shall make a mandatory interim true-up adjustment semi-annually (or quarterly after the last scheduled maturity date of the transition bonds):

(a)
if the servicer forecasts that transition charge collections will be insufficient to make all scheduled payments of principal, interest, and other amounts in respect of the transition bonds on a timely basis during the current or next succeeding payment period; and/or

(b)	to replenish any draws upon the capital subaccount.

85.
In the event an interim true-up (whether mandatory or optional) is necessary, the interim true-up adjustment shall use the methodology utilized in the most recent annual true-up and be filed not less than 15 days prior to the first billing cycle of the month in which the revised transition charges will be in effect.  In no event will mandatory interim true-up adjustments occur more frequently than every six months if semi-annual transition bond payments are required or every three months if quarterly transition bond payments are

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required; provided however, that mandatory interim true-up adjustments after the last scheduled maturity date of the transition bonds shall occur quarterly.

13.      Non-Standard True-Up

86.
In accordance with the procedure set forth in Finding of Fact No. 88, a non-standard true-up procedure will be implemented as the annual true-up adjustment if the forecasted billing units for one or more of the transition charge customer classes for an upcoming period decreases by more than 10% compared to the billing units used by TCC to develop the PBRAFs approved in this Financing Order (known as the threshold billing units), shown in Appendix D to this Financing Order.

87.	In conducting the non-standard true-up the servicer will:
(a)	allocate the upcoming period’s PBR based on the PBRAFs approved in this Financing Order;
(b)
calculate undercollections or overcollections, including without limitation any caused by REP defaults, from the preceding period in each class by subtracting the previous period’s transition charge revenues collected from each class from the PBR determined for that class for the same period;

(c)	sum the amounts allocated to each customer class in steps (a) and (b) to determine an adjusted PBR for each transition charge customer class;
(d)	divide the PBR for each customer class by the maximum of the forecasted billing units or the threshold billing units for that class, to determine the “threshold rate”;
(e)	multiply the threshold rate by the forecasted billing units for each class to determine the expected collections under the threshold rate;
(f)	allocate the difference in the adjusted PBR and the expected collections calculated in step (e) among the transition charge customer classes using the PBRAFs approved in this Financing Order;
(g)	add the amount allocated to each class in step (f) above to the expected collection amount by class calculated in step (e) above to determine the final PBR for each class; and
(h)	divide the final PBR for each class by the forecasted billing units to determine the transition charge rate by class for the upcoming period.

Docket No. 39931	Financing Order	Page 52 of 82

88.	A proceeding for the purpose of approving a non-standard true-up should be conducted in the following manner:
(a)
The servicer will make a “non-standard true-up filing” with the Commission at least 90 days before the date of the proposed true-up adjustment.  The filing will contain the proposed changes to the transition charge rates, justification for such changes as necessary to specifically address the cause(s) of the proposed non-standard true-up, and a statement of the proposed effective date.

(b)	Concurrently with the filing of the non-standard true-up with the Commission, the servicer will notify all parties in this docket of the filing of the proposal for a non-standard true-up.
(c)	The servicer will issue appropriate notice and the Commission will conduct a contested case proceeding on the non-standard true-up proposal pursuant to PURA § 39.003.
The scope of the proceeding will be limited to determining whether the proposed adjustment complies with this Financing Order.  The Commission will issue a final order by the proposed true-up adjustment date stated in the non-standard true-up filing.  In the event that the Commission cannot issue an order by that date, the servicer will be permitted to implement its proposed changes.  Any modifications subsequently ordered by the Commission will be made by the servicer in the next true-up filing.

14.      Additional True-Up Provisions

89.
The true-up adjustment filing will set forth the servicer’s calculation of the true-up adjustment to the transition charges.  Except for the non-standard true-up in Finding of Fact Nos. 86 through 88, the Commission will have 15 days after the date of a true-up adjustment filing in which to confirm the mathematical accuracy of the servicer’s adjustment.  Except for the non-standard true-up adjustment described above, any true-up adjustment filed with the Commission should be effective on its proposed effective date, which shall be not less than 15 days after filing.  Any necessary corrections to the true-up adjustment, due to mathematical errors in the calculation of such adjustment or otherwise, will be made in future true-up adjustment filings.

Docket No. 39931	Financing Order	Page 53 of 82

90.
The true-up procedures contained in Schedule TC-3 are reasonable and will reduce risks related to the transition bonds, resulting in lower transition bond charges and greater benefits to consumers and should be approved.

91.
The broad-based nature of the true-up mechanism and the pledge of the State of Texas embodied in PURA § 39.310, along with the bankruptcy remoteness of the special purpose entity and the collection account, will serve to minimize, if not effectively eliminate for all practical purposes and circumstances, any credit risk associated with the transition bonds (i.e., that sufficient funds will be available and paid to discharge all principal and interest obligations when due).

15.      Designated Representative

92.
In order to ensure, as required by PURA §39.301, that the structuring and pricing of the transition bonds result in the lowest transition bond charges consistent with market conditions and the terms of this Financing Order, the Commission finds that it is necessary for the Commission or its designated representative to have a decision-making role co-equal with TCC with respect to the structuring and pricing of the transition bonds and that all matters related to the structuring and pricing of the transition bonds shall be determined through a joint decision of TCC and the Commission or its designated representative.  The Commission’s primary goal is to ensure that the structuring and pricing of the transition bonds result in the lowest transition bond charges consistent with market conditions and the terms of this Financing Order.

93.
The Commission or its designated representative must have an opportunity to participate fully and in advance in all plans and decisions relating to the structuring, marketing, and pricing of the transition bonds and must be provided timely information as necessary to allow it to participate in a timely manner (including, but not limited to, information prepared for the benefit of rating agencies and information prepared for use in marketing the transition bonds to investors).

94.	The Commission or its designated representative may require a certificate from the bookrunning underwriter(s) confirming that the structuring, marketing, and pricing of the

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transition bonds resulted in the lowest transition bond charges consistent with market conditions, the marketing plan, and the terms of this Financing Order.

95.
TCC stated that it expected the following transaction documents to be executed in connection with each series of transition bonds issued pursuant to this Financing Order and that it expected the form of each document to be consistent in all material respects with those used in its last securitization:  Administration Agreement, Indenture, Limited Liability Company Agreement, Transition Property Servicing Agreement, and Transition Property Purchase and Sale Agreement.  The Commission’s designated representative shall be afforded an opportunity to review and comment on these documents before they are finalized, and the final versions shall be consistent with this Financing Order.

16.      Lowest Transition Bond Charges

96.	TCC has proposed a transaction structure that is expected to include (but is not limited to):

(a)	the use of BondCo as issuer of the transition bonds, limiting the risks to transition bond holders of any adverse impact resulting from a bankruptcy proceeding of its parent or any affiliate;

(b)
the right to impose and collect transition charges that are nonbypassable and which must be trued-up at least annually, but may be trued-up more frequently under certain circumstances, in order to assure the timely payment of the debt service and other ongoing transaction costs;

(c)
additional collateral in the form of a collection account which includes a capital subaccount funded in cash in an amount equal to not less than 0.5% of the original principal amount of the transition bonds and other subaccounts resulting in greater certainty of payment of interest and principal to investors and that are consistent with the IRS requirements that must be met to receive the desired federal income tax treatment for the transition bond transaction;

(d)	protection of transition bondholders against potential defaults by a servicer or REPs that are responsible for billing and collecting the transition charges from existing or future retail consumers;

Docket No. 39931	Financing Order	Page 55 of 82

(e)
benefits for federal income tax purposes including: (i) the transfer of the rights under this Financing Order to BondCo not resulting in gross income to TCC and the future revenues under the transition charges being included in TCC’s gross income under its usual method of accounting, (ii) the issuance of the transition bonds and the transfer of the proceeds of the transition bonds to TCC not resulting in gross income to TCC, and (iii) the transition bonds constituting obligations of TCC;

(f)
the transition bonds will be marketed using proven underwriting and marketing processes, through which market conditions and investors’ preferences, with regard to the timing of the issuance, the terms and conditions, related maturities, and other aspects of the structuring and pricing will be determined, evaluated and factored into the structuring and pricing of the transition bonds; and

(g)
furnishing timely information to the Commission's designated representative to allow the Commission through the issuance advice letter process to ensure that the structuring and pricing of the transition bonds result in the lowest transition bond charges consistent with market conditions and the terms of this Financing Order.

97.
TCC’s proposed transaction structure is necessary to enable the transition bonds to obtain the highest possible bond credit rating, ensures that the structuring and pricing of the transition bonds will result in the lowest transition bond charges consistent with market conditions and the terms of this Financing Order, ensures the greatest benefit to consumers consistent with market conditions and the terms of this Financing Order, and protects the competitiveness of the retail electric market.

98.
To ensure that consumers receive the tangible and quantifiable economic benefits due from the proposed securitization and so that the proposed transition bond transaction will be consistent with the standards set forth in PURA §§ 39.301 and 39.303, it is necessary that (i) the issuance advice letter demonstrates that the transaction is expected to provide benefits to customers on both the total revenue (i.e., nominal) and present value bases compared to collection of the securitized balance through competition transition charges; (ii) the expected final maturity of the last tranche of transition bonds does not exceed 14

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years (although the legal final maturity of the transition bonds may extend to 15 years), (iii) the amortization of the transition bonds is structured to be consistent with Finding of Fact No. 57, and (iv) TCC otherwise satisfies the requirements of this Financing Order.

99.
To allow the Commission to fulfill its obligations under PURA related to the securitization approved in this Financing Order, it is necessary for TCC, for each series of transition bonds issued, to certify to the Commission that the structure and pricing of that series results in the lowest transition bond charges consistent with market conditions at the time that the transition bonds are priced and the terms (including the specified amortization pattern) of this Financing Order and, if additional credit enhancements or arrangements to enhance marketability or reduce interest rate risks were used, to certify that they are expected to provide benefits in excess of their cost as required by Finding of Fact No. 27 through 31 of this Financing Order.

D.   Use of Proceeds

100.
Upon the issuance of transition bonds, BondCo will use the net proceeds from the sale of the transition bonds (after payment of transaction costs) to pay to TCC the purchase price of the transition property.

101.	The net proceeds from the sale of the transition property (after payment of transaction costs) will be applied to reduce the debt and/or common equity on the regulatory books of TCC.

102.
Through the steps described in Finding of Fact Nos. 100 and 101, the net proceeds from the sale of transition bonds will be used solely to retire existing debt and/or common equity of TCC and will result in a reduction in TCC’s recoverable transition to competition costs as determined in accordance with PURA § 39.262(d)(2) in Docket No. 39722.

IV.   Conclusions Of Law

1.	TCC is a public utility, as defined in PURA § 11.004, an electric utility, as defined in PURA § 31.002(6), and a transmission and distribution utility as defined in PURA § 31.002(19).

Docket No. 39931	Financing Order	Page 57 of 82

2.	TCC is entitled to file an application for a financing order under PURA § 39.301.

3.	The Commission has jurisdiction and authority over TCC’s application pursuant to PURA §§ 14.001, 32.001, 39.201 and 39.301-.313.

4.	The Commission has authority to approve this Financing Order under Subchapters E, F and G of Chapter 39 of PURA.

5.	Amended PURA § 39.301 allows a utility to securitize its regulatory assets and other amounts determined under Section 39.201 or 39.262.

6.	Notice of TCC’s application was provided in compliance with the Administrative Procedure Act47 and P.U.C. Proc. R. 22.54 and 22.55.

7.	This application does not constitute a major rate proceeding as defined by P.U.C. Proc. R. 22.2.

8.	BondCo will be an assignee as defined in PURA § 39.302(1) when an interest in transition property is transferred, other than as security, to BondCo.

9.	The holders of the transition bonds and the indenture trustee will each be a financing party as defined in PURA § 39.302(3).

10.	BondCo may issue transition bonds in accordance with this Financing Order.

11.
The securitization approved in this Financing Order satisfies the requirement of PURA § 39.301 dictating that the proceeds of the transition bonds shall be used solely for the purposes of reducing the amount of recoverable true-up amounts determined pursuant to PURA § 39.262 through the refinancing or retirement of utility debt and/or equity.

12.
The securitization approved in this Financing Order satisfies the requirement of PURA § 39.301 mandating that the securitization provides tangible and quantifiable benefits to ratepayers greater than would have been achieved absent the issuance of transition bonds.  Consistent with fundamental financial principles, this requirement in PURA § 39.301 can only be determined using an economic analysis to account for the time value of money.  An analysis that compares in the aggregate over the expected life of the transition bonds,

47  Tex. Gov’t Code Ann. §§ 2001.001-901 (Vernon 2000 & Supp. 2011).

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the present value of the revenue requirement associated with use of a competition transition charge (the alternative recovery method permitted under PURA to recover true-up amounts under PURA § 39.262 using conventional utility financing) to the present value of the revenue required under securitization is an appropriate economic analysis to demonstrate whether securitization provides economic benefits to ratepayers.

13.
BondCo’s issuance of the transition bonds approved in this Financing Order in compliance with the criteria established by this Financing Order satisfies the requirement of PURA § 39.301 prescribing that the structuring and pricing of the transition bonds will result in the lowest transition-bond charges consistent with market conditions and the terms of this Financing Order.

14.
The amount approved in this Financing Order for securitization does not exceed the present value of the revenue requirement over the life of the transition bonds approved in this Financing Order that are associated with the costs sought to be securitized, as required by PURA § 39.301.

15.
The securitization approved in this Financing Order satisfies the requirements of PURA § 39.303(a) directing that the total amount of revenues to be collected under this Financing Order be less than the revenue requirement that would be recovered using conventional financing methods (which, in the case of the balance at issue in this proceeding, would be a competition transition charge) and that this Financing Order be consistent with the standards of PURA § 39.301.

16.
Under PURA §§ 39.301 and 39.303, the Commission has the ability to prohibit different financial options relating to the transition bonds if the evidence supports the finding that the financial option will not or is unlikely to result in the lowest transition bond charges consistent with market conditions.

17.
This Financing Order adequately details the amount to be recovered and the period over which TCC will be permitted to recover nonbypassable transition charges in accordance with the requirements of PURA § 39.303(b).  Transition charges related to a series of transition bonds may not be collected after 15 years from the date of issuance of that series of bonds.  This provision does not preclude the servicer from recovering transition

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charges attributable to service rendered during the 15-year period but remaining unpaid at the end of the 15-year period.

18.	The method approved in this Financing Order for collecting and allocating the transition charges satisfies the requirements of PURA §§ 39.303(c) and 39.306.

19.
As provided in PURA § 39.303(d), this Financing Order, together with the transition charges authorized by this Financing Order, is irrevocable and not subject to reduction, impairment, or adjustment by further act of the Commission, except for the true-up procedures approved in this Financing Order, as required by PURA § 39.307; provided, however, that such irrevocability shall not preclude the Commission from extending the deadline for issuance of transition bonds if requested to do so by TCC.

20.
As provided in PURA § 39.304(a), the rights and interests of TCC or its successor under this Financing Order, including the right to impose, collect and receive the transition charges authorized in this Financing Order, are assignable and shall become transition property when they are first transferred to BondCo.

21.
The rights, interests and property conveyed to BondCo in the Transition Property Purchase and Sale Agreement and the related Bill of Sale, including the irrevocable right to impose, collect and receive transition charges and the revenues and collections from transition charges are “transition property” within the meaning of PURA §§ 39.302(8) and 39.304.

22.
Transition property will constitute a present property right for purposes of contracts concerning the sale or pledge of property, even though the imposition and collection of the transition charges depend on further acts by TCC or others that have not yet occurred, as provided by PURA § 39.304(b).

23.	All revenues and collections resulting from the transition charges will constitute proceeds only of the transition property arising from this Financing Order, as provided by PURA § 39.304(c).

24.	Upon the transfer by TCC of the transition property to BondCo, BondCo will have all of the rights, title and interest of TCC with respect to such transition property including the

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right to impose, collect and receive the transition charges authorized by the Financing Order.

25.
The transition bonds issued pursuant to this Financing Order will be “transition bonds” within the meaning of PURA § 39.302(6) and the transition bonds and holders thereof are entitled to all of the protections provided under Subchapter G of Chapter 39 of PURA.

26.
Amounts that are required to be paid to the servicer as transition charges under this Financing Order or the tariffs approved hereby are "transition charges" as defined in PURA § 39.302(7), and the amounts collected from retail consumers with respect to such transition charges are "transition charges" as defined in PURA § 39.302(7), whether or not such charges are set out as a separate line item on the retail consumer's bill.

27.
Any payment of transition charges by a retail consumer to its REP, to another entity responsible for collecting transition charges from retail consumers under this Financing Order or the tariffs approved hereunder, or directly to the servicer will discharge the retail consumer’s obligations in respect of that payment, but will not discharge the obligations of any REP or other entity responsible for collecting transition charges from retail consumers under this Financing Order to remit such payments to the servicer of the transition bonds on behalf of BondCo or an assignee or its obligations to pay amounts determined through subsequent true-up adjustments.

28.
As provided in PURA § 39.305, the interests of an assignee, the holders of transition bonds, and the indenture trustee in transition property and in the revenues and collections arising from that property are not subject to setoff, counterclaim, surcharge, or defense by TCC or any other person or in connection with the bankruptcy of TCC or any other entity.

29.	The methodology approved in this Financing Order to true-up the transition charges satisfies the requirements of PURA § 39.307.

30.
If and when TCC transfers to BondCo the right to impose, collect, and receive the transition charges and to issue the transition bonds, the servicer will be able to recover the transition charges associated with such transition property only for the benefit of BondCo and the holders of the transition bonds in accordance with the servicing agreement.

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31.
If and when TCC transfers its rights under this Financing Order to BondCo under an agreement that expressly states that the transfer is a sale or other absolute transfer in accordance with the true-sale provisions of PURA § 39.308, then, pursuant to that statutory provision, that transfer will be a true sale of an interest in transition property and not a secured transaction or other financing arrangement and title, legal and equitable, to the transition property will pass to BondCo.  As provided by PURA § 39.308, this true sale shall apply regardless of whether the purchaser has any recourse against the seller, or any other term of the parties’ agreement, including the seller’s retention of an equity interest in the transition property, TCC’s role as the collector of transition charges relating to the transition property, or the treatment of the transfer as a financing for tax, financial reporting, or other purposes.

32.
As provided in PURA § 39.309(b), a valid and enforceable lien and security interest in the transition property in favor of the holders of the transition bonds or a trustee on their behalf will be created by this Financing Order and the execution and delivery of a security agreement with the holders of the transition bonds or a trustee on their behalf in connection with the issuance of the transition bonds.  The lien and security interest will attach automatically from the time that value is received for the transition bonds and, on perfection through the filing of notice with the Secretary of State in accordance with the rules prescribed by the Secretary of State under PURA § 39.309(d), will be a continuously perfected lien and security interest in the transition property and all proceeds of the transition property, whether accrued or not, will have priority in the order of filing and will take precedence over any subsequent judicial or other lien creditor.

33.
As provided in PURA § 39.309(c), the transfer of an interest in transition property to an assignee will be perfected against all third parties, including subsequent judicial or other lien creditors, when this Financing Order becomes effective, transfer documents have been delivered to that assignee, and a notice of that transfer has been filed in accordance with the rules prescribed by the Secretary of State under PURA § 39.309(d); provided, however, that if notice of the transfer has not been filed in accordance with this process within 10 days after the delivery of transfer documentation, the transfer of the interest will not be perfected against third parties until the notice is filed.  The transfer to BondCo

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of TCC’s rights under this Financing Order will be a transfer of an interest in transition property for purposes of PURA § 39.309(c).

34.
As provided in PURA § 39.309(e), the priority of a lien and security interest perfected in accordance with PURA § 39.309 will not be impaired by any later change in the transition charges pursuant to PURA § 39.307 or by the commingling of funds arising from transition charges with other funds, and any other security interest that may apply to those funds will be terminated when they are transferred to a segregated account for an assignee or a financing party.  To the extent that transition charges are not collected separately from other funds owed by REPs, the amounts to be remitted to such segregated account for an assignee or a financing party may be determined according to system-wide charge off percentages, collection curves or such other reasonable methods of estimation, as are set forth in the servicing agreement.

35.	As provided in PURA § 39.309(e), if transition property is transferred to an assignee, any proceeds of the transition property will be treated as held in trust for the assignee.

36.
As provided in PURA § 39.309(f), if a default or termination occurs under the transition bonds, the financing parties or their representatives may foreclose on or otherwise enforce their lien and security interest in the relevant transition property as if they were secured parties under Chapter 9, Texas Business and Commerce Code, and, upon application by or on behalf of the financing parties, the Commission may order that amounts arising from the related transition charges be transferred to a separate account for the financing parties’ benefit, to which their lien and security interest may apply.

37.
As provided in PURA § 39.309(f), if a default or termination occurs under the transition bonds, on application by or on behalf of the financing parties, a district court of Travis County, Texas shall order the sequestration and payment to those parties of revenues arising from the transition charges.

38.
As provided by PURA § 39.310, the transition bonds authorized by this Financing Order are not a debt or obligation of the State of Texas and are not a charge on its full faith and credit or taxing power.

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39.
Pursuant to PURA § 39.310, the State of Texas has pledged for the benefit and protection of all financing parties and TCC, that it will not take or permit any action that would impair the value of transition property, or, except as permitted by PURA § 39.307, reduce, alter or impair the transition charges to be imposed, collected, and remitted to any financing parties, until the principal, interest and premium, and any other charges incurred and contracts to be performed in connection with the transition bonds have been paid and performed in full.  BondCo, in issuing transition bonds, is authorized pursuant to PURA § 39.310 and this Financing Order to include this pledge in any documentation relating to the transition bonds.

40.
As provided in PURA § 39.311, transactions involving the transfer and ownership of the transition property and the receipt of transition charges are exempt from state and local income, sales, franchise, gross receipts, and other taxes or similar charges.

41.	This Financing Order will remain in full force and effect and unabated notwithstanding the bankruptcy of TCC, its successors, or assignees.

42.
TCC retains sole discretion regarding whether or when to assign, sell or otherwise transfer the rights and interests created by this Financing Order or any interest therein, or to cause the issuance of any transition bonds authorized by this Financing Order, subject to the right of the Commission, acting through its designated representative to participate in the structuring, pricing, and marketing of the transition bonds, and the Commission’s authority through the issuance advice letter process to find that the proposed issuance does not comply with the requirements of PURA and this Financing Order.

43.
This Financing Order is final, is not subject to rehearing by this Commission, and is not subject to review or appeal except as expressly provided in PURA § 39.303(f).  The finality of this Financing Order is not impaired in any manner by the participation of the Commission through its designated representative in any decisions related to issuance of the transition bonds or by the Commission’s review of or issuance of an order related to the issuance advice letter required to be filed with the Commission by this Financing Order.

Docket No. 39931	Financing Order	Page 64 of 82

44.	This Financing Order meets the requirements for a financing order under Subchapter G of Chapter 39 of PURA.

45.
The true-up mechanism, and all other obligations of the State of Texas and the Commission set forth in this Financing Order, are direct, explicit, irrevocable and unconditional upon issuance of the transition bonds and are legally enforceable against the State of Texas and the Commission.

46.
Under the agreement approved by the Commission in Docket No. 20292, Sharyland will compensate TCC for stranded-generation costs resulting from the choice of an existing customer of TCC to switch electric service to Sharyland.  Therefore, the requirement in PURA § 39.252(b), regarding the obligation of an existing customer in TCC’s service area as of May 1, 1999, does not apply to an existing customer of TCC that begins taking service from Sharyland in Sharyland’s certificated service area.

47.
The requirements for informal disposition pursuant to P.U.C. PROC. R. 22.35 have been met in this proceeding except for subsection (b)(2) that requires the proposed order to be served on all parties no less than 20 days before the Commission is scheduled to consider the application in an open meeting.  Under P.U.C. PROC. R. 22.5(b), good cause exists to waive the requirements of P.U.C. PROC. R. 22.35, subsection (b)(2), to permit consideration of this proceeding at the Commission’s regularly scheduled Open Meeting of January 12, 2012, so that consumers may obtain the earliest and greatest possible benefit from the proposed securitization of the transition to competition costs agreed to in the unopposed stipulation in Docket No. 39722.

V.   Ordering Paragraphs

Based upon the record, the Findings of Fact and Conclusions of Law set forth herein, and for the reasons stated above, this Commission orders:

A.   Approval

1.	Approval of Application. The application of AEP Texas Central Company for the issuance of a financing order under PURA § 39.303 is approved, as provided in this Financing Order.

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2.	Authority to Securitize. TCC is authorized to securitize and to cause the issuance of transition bonds with an aggregate principal amount not to exceed the Securitizable Balance of $800 million.

3.
Recovery of Transition Charges. TCC shall impose on, and the servicer shall collect from, REPs serving all existing and future retail consumers located within TCC’s service area as it existed on May 1, 1999 and other entities which, under the terms of this order or the tariffs approved hereby, are required to bill, pay or collect transition charges, as provided in this Financing Order, transition charges in an amount sufficient to provide for the timely recovery of its aggregate qualified costs detailed in this Financing Order (including payment of principal and interest on the transition bonds).  REPs and other entities responsible for collecting transition charges from retail consumers under this Financing Order shall pay the transition charges billed to them whether or not they collect the transition charges from their retail consumers.

4.
Provision of Information.  TCC shall take all necessary steps to ensure that the Commission or its designated representative is provided sufficient and timely information to allow the Commission or its designated representative to fully participate in and exercise its decision making authority over the proposed securitization as provided in this Financing Order.

5.
Issuance Advice Letter.  For each series of transition bonds issued, TCC shall submit a draft issuance advice letter to the Commission Staff for review not later than two weeks prior to the expected date of commencement of marketing the transition bonds.  With the approval of the Commission’s designated representative, the actual date of the commencement of marketing  may be  a date other than the expected date.  Within one week after receipt of the draft issuance advice letter, Commission Staff shall provide TCC comments and recommendations regarding the adequacy of the information provided.  Not later than the end of the first business day after the pricing of the transition bonds and prior to issuance of the transition bonds, TCC, in consultation with the Commission acting through its designated representative, shall file with the Commission an issuance advice letter in substantially the form of the issuance advice letter attached as Appendix A to this Financing Order.  As part of the issuance advice letter, TCC, through

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an officer of TCC, shall provide a certification worded precisely as the statement in the form of issuance advice letter approved by the Commission.  The issuance advice letter shall be completed, shall evidence the actual dollar amount of the initial transition charges and other information specific to the transition bonds to be issued, and shall certify to the Commission that the structure and pricing of that series results in the lowest transition-bond charges consistent with market conditions at the time that the transition bonds are priced and with the terms set out in this Financing Order.  In addition, if original issue discount, additional credit enhancements, or arrangements to reduce interest rate risks or enhance marketability are used, the issuance advice letter shall include certification that the original issue discount, additional credit enhancements, or other arrangements are reasonably expected to provide benefits as required by this Financing Order.  All amounts which require computation shall be computed using the mathematical formulas contained in the form of the issuance advice letter in Appendix A to this Financing Order and Schedule TC-3 approved in this Financing Order.  Electronic spreadsheets with the formulas supporting the schedules contained in the issuance advice letter shall be included with such letter.  The Commission’s review of the issuance advice letter shall be limited to the arithmetic accuracy of the calculations and to compliance with PURA, this Financing Order, and the specific requirements that are contained in the issuance advice letter.  The initial transition charges and the final terms of the transition bonds set forth in the issuance advice letter shall become effective on the date of issuance of the transition bonds (which shall not occur prior to the fifth business day after pricing) unless prior to noon on the fourth business day after pricing the Commission issues an order finding that the proposed issuance does not comply with the requirements set forth above in this Ordering Paragraph.

6.
Approval of Tariff.  The form of Schedule TC-3 and Rider TC-3 attached as Appendix B to this order is approved.  Prior to the issuance of any transition bonds under this Financing Order, TCC shall file a tariff that conforms to the form of the Schedule TC-3 and Rider TC-3 tariff provisions attached to this Financing Order.

Docket No. 39931	Financing Order	Page 67 of 82

B.   Transition Charges

7.
Imposition and Collection. TCC is authorized to impose on, and the servicer is authorized to collect from REPs serving all existing and future retail consumers located within TCC’s service area as it existed on May 1, 1999 and other entities which, under the terms of this Financing Order or the tariffs approved hereby, are required to bill, pay or collect transition charges, transition charges in an amount sufficient to provide for the timely recovery of the aggregate Periodic Payment Requirements (including payment of principal and interest on the transition bonds), as approved in this Financing Order.  If there is a shortfall in payment of an amount billed, the amount paid shall first be apportioned ratably between the transition charges and other fees and charges (including transition charges attributable to the transition bonds issued by AEP Texas Central Transition Funding LLC in February 2002 pursuant to the financing order in Docket 21528 and attributable to the transition bonds issued by AEP Texas Central Transition Funding II LLC in October 2006 pursuant to the financing order in Docket 32475), other than late fees, and second, any remaining portion of the payment shall be allocated to late fees.

8.
BondCo’s Rights and Remedies.  Upon the transfer by TCC of the transition property to BondCo, BondCo shall have all of the rights, title and interest of TCC with respect to such transition property, including, without limitation, the right to exercise any and all rights and remedies with respect thereto, including the right to authorize disconnection of electric service and to assess and collect any amounts payable by any retail consumer in respect of the transition property.  If transition bonds are issued in more than one series, then the transition property transferred as a result of each issuance shall be only those rights associated with that portion of the total amount authorized to be securitized pursuant to this Financing Order which is securitized by such issuance.  The rights to impose, collect and receive transition charges along with the other rights arising pursuant to this Financing Order as they relate to any portion of the total amount authorized to be securitized that remains unsecuritized shall remain with TCC and shall not become transition property until transferred to a BondCo in connection with a subsequent issuance of transition bonds.

Docket No. 39931	Financing Order	Page 68 of 82

9.
Collector of Transition Charges.  TCC or any subsequent servicer of the transition bonds shall bill a consumer’s REP or other entity which, under the terms of this Financing Order or the tariffs approved hereby, is required to bill, or collect transition charges, for the transition charges attributable to that consumer.  REPs and other entities responsible for collecting transition charges from retail consumers under this Financing Order shall pay the transition charges billed to them less the charge off allowance as provided in Finding of Fact No. 53(j) whether or not they collect the transition charges from their retail consumers.

10.
Collection Period.  The transition charges related to a series of transition bonds shall be designed to be collected over the scheduled life of the transition bonds which may not exceed 14 years.  However, to the extent that any amounts are not recovered at the end of this period, TCC may continue to recover them over a period ending not more than 15 years from the date of issuance of that series of transition bonds.  Amounts remaining unpaid after this 15-year period may be recovered but only to the extent that the charges are attributable to services rendered during the 15-year period.

11.	Allocation. TCC shall allocate the transition charges among consumer classes in the manner described in this Financing Order.

12.
Nonbypassability.  TCC and any other entity providing electric transmission or distribution services and any REP providing services to any retail consumer within TCC's certificated service area as it existed on May 1, 1999 (except as provided in Finding of Fact Nos. 71 through 73), are entitled to collect and must remit, consistent with this Financing Order, the transition charges from such retail consumers and, except as provided under PURA §§ 39.252(b) and 39.262(k), as implemented by P.U.C. Subst. R. 25.345, from retail consumers that switch to new on-site generation, and such retail consumers are required to pay such transition charges.  The Commission will ensure that such obligations are undertaken and performed by TCC, any other entity providing electric transmission or distribution services within TCC’s certificated service area as of May 1, 1999 and any REP providing services to any retail consumer within such certificated service area.

Docket No. 39931	Financing Order	Page 69 of 82

13.
True-Ups. True-ups of the transition charges, including non-standard true-ups, shall be undertaken and conducted as described in Schedule TC-3.  The servicer shall file the true-up adjustments in a compliance docket and shall give notice of the filing to all parties in this docket.  If transition bonds are issued in more than one series, then each series will be subject to separate true-up adjustments pursuant to PURA and this Financing Order, provided, however, that more than one series may be trued-up in a single proceeding.

14.
Ownership Notification.  Any entity that bills transition charges to retail consumers shall, at least annually, provide written notification to each retail consumer for which the entity bills transition charges that the transition charges are the property of BondCo and not of the entity issuing such bill.

C.   Transition Bonds

15.
Issuance. TCC is authorized through one or more  BondCos to issue one or more series of transition bonds as specified in this Financing Order.  The ongoing qualified costs described in Appendix C may be recovered directly through the transition charges.  The transition bonds shall be denominated in U.S. Dollars.

16.
Up-Front Qualified Costs.  Pursuant to the unopposed stipulation in Docket No. 39722, the Securitizable Balance includes up-front qualified costs of  the securitization.  TCC is responsible for up-front costs incurred in issuing the transition bonds, including without limitation, underwriting discount and fees.  For convenience purposes any of these costs may be paid by the BondCo.  Upon the issuance of the transition bonds, the BondCo will pay the net proceeds from the sale of the transition bonds (after payment of transaction costs) to TCC for the purchase price of the transition property.  In accordance with Ordering Paragraph No. 45, TCC shall apply these net proceeds to reduce the debt and/or common equity on its regulatory books.

17.
Ongoing Qualified Costs.  TCC may recover its actual ongoing qualified costs through its transition charges, subject to the caps on the servicing fees and administrative fees (which are applicable as long as TCC serves as servicer or administrator, as applicable) set forth in Finding of fact No. 21 and Appendix C to this Financing Order.  Ongoing

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qualified costs other than the servicing and administrative fees of TCC as servicer and administrator are not capped by this Financing Order.  Ongoing qualified costs also include an annual return at the authorized pre-tax return on equity determined in TCC’s most recent base rate case on the amount, if any, of invested capital in excess of 0.5% of the principal amount of each series of bonds as discussed in Finding of Fact No. 33.  The amount of ongoing qualified costs is subject to updating in the issuance advice letter to reflect a change in the size of the transition bond issuance and any decision to issue the bonds in more than one series and other information available at the time of submission of the issuance advice letter.  As provided in Ordering Paragraph No. 31, a servicer, other than TCC, may collect a servicing fee than that set forth in Appendix C to this Financing Order, if such higher fee is approved by the Commission and the indenture trustee.

18.	Refinancing. TCC or any assignee may apply for one or more new financing orders pursuant to PURA § 39.303(g).

19.
Collateral.  All transition property and other collateral shall be held and administered by the indenture trustee pursuant to the indenture as described in TCC’s application.  BondCo shall establish a collection account with the indenture trustee as described in Finding of Fact Nos. 58 through 65.  Upon payment of the principal amount of all transition bonds authorized in this Financing Order and the discharge of all obligations in respect thereof, all amounts in the collection account, including investment earnings, other than amounts in the capital subaccount, shall be released by the indenture trustee to BondCo for distribution in accordance with Ordering Paragraph No. 20.  TCC shall notify the Commission within 30 days after the date that these funds are eligible to be released of the amount of such funds available for crediting to the benefit of consumers.

20.
Distribution Following Repayment.  Following repayment of the transition bonds authorized in this Financing Order and release of the funds held by the trustee, the servicer, on behalf of BondCo, shall distribute to REPs and other entities responsible for collection of transition charges from retail consumers, the final balance of the general, excess funds, and all other subaccounts (except the capital subaccount), whether such balance is attributable to principal amounts deposited in such subaccounts or to interest thereon, remaining after all other qualified costs have been paid.  The amounts shall be

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distributed to each REP and other entity that paid Schedule TC-3 transition charges during the last 12 months that the Schedule TC-3 transition charges were in effect.  BondCo or its successor in interest to the Transition Property shall, to the extent the capital subaccount is not depleted below its original amount, also distribute to REPs and other entities responsible for collection of transition charges from retail ratepayers any subsequently collected transition charges.  The amount paid to each REP or other entity shall be determined by multiplying the total amount available for distribution by a fraction, the numerator of which is the total Schedule TC-3 transition charges paid by the REP or other entity during the last 12 months Schedule TC-3 charges were in effect and the denominator of which is the total Schedule TC-3 transition charges paid by all REPs and other entities responsible for collection of transition charges from retail consumers during the last 12 months the Schedule TC-3 transition charges were in effect.

21.
Funding of Capital Subaccount.  The capital contribution by TCC to be deposited into the capital subaccount shall, with respect to each BondCo and series of transition bonds, be funded by TCC and not from the proceeds of the sale of transition bonds.  Upon payment of the principal amount of all transition bonds and the discharge of all obligations in respect thereof, all amounts in the capital subaccount, including investment earnings, and any amounts required to replenish the capital subaccount to the level of TCC’s capital contribution and any unpaid authorized return on capital contributions in excess of 0.5% of the original principal amount of the transition bonds, if any, for a series of transition bonds shall be released to BondCo for payment to TCC.  Investment earnings in this subaccount and authorized return on capital contributions in excess of 0.5% of the original principal amount of the transition bonds, if any, may be released earlier in accordance with the indenture.

22.
Original Issue Discount, Credit Enhancement.  TCC may provide original issue discount or provide for various forms of credit enhancement including letters of credit, an overcollateralization subaccount or other reserve accounts, and surety bonds, and other mechanisms designed to promote the credit quality or marketability of the transition bonds to the extent not prohibited by this Financing Order.  The decision to use such arrangements to enhance credit or promote marketability shall be made in conjunction

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with the Commission acting through its designated representative.  TCC may not enter into an interest rate swap, currency hedge, or interest rate hedging arrangement.  TCC may include the costs of original issue discount, credit enhancements or other arrangements to promote credit quality or marketability as qualified costs only if TCC certifies that such arrangements are reasonably expected to provide benefits greater than their cost and such certifications are agreed with by the Commission's designated representative.  TCC shall not be required to enter any arrangements to promote credit quality or marketability unless all related costs and liabilities can be included in qualified costs.  TCC and the Commission's designated representative shall evaluate the relative benefits of the arrangements in the same way that benefits are quantified under the quantifiable benefits test.  This Ordering Paragraph does not apply to the collection account or its subaccounts approved in this Financing Order.

23.	Annual Weighted-Average Interest Rate of Bonds. The effective weighted-average interest rate of the transition bonds, excluding up-front and ongoing costs, shall not exceed 6.8%.

24.	Life of Bonds. The scheduled final maturity of the transition bonds authorized by this Financing Order shall not exceed 14 years.

25.
Amortization Schedule. The Commission approves, and the transition bonds shall be structured to provide a transition charge that is based on substantially levelized annual revenue requirements over the expected life of the transition bonds and utilize consistent allocation factors across rate classes, subject to modification in accordance with the true-up mechanisms adopted in this Financing Order.  The structure employing substantially levelized annual revenue requirements will allow the resulting transition charges to remain level or decline over time, if billing determinants remain level or grow.  If the transition bonds are issued in more than one series, each series must meet the requirement of substantially levelized annual revenue requirements.

26.
Commission Participation in Bond Issuance.  The Commission, acting through its designated representative, shall participate directly with TCC in negotiations regarding the structuring, pricing, and marketing, and shall have equal rights with TCC to approve

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or disapprove the proposed structuring, pricing, and marketing of the transition bonds.  The Commission’s designated representative shall have the right to participate fully and in advance regarding all aspects of the structuring, pricing, and marketing of the transition bonds (and all parties shall be notified of the designated representative’s role), and shall be provided timely information that is necessary to fulfill its obligation to the Commission.  The Commission directs its designated representative to advise the Commission of any proposal that does not comply in any material respect with the criteria established in this Financing Order and to promptly inform TCC and the Commission of any items that, in the designated representative’s opinion, are not reasonable.  Although this Financing Order is written in the context of an underwritten offering, nothing herein shall be construed to preclude issuance of the transition bonds through a competitive bid offering or private placement if TCC and the Commission’s designated representative agree that TCC should do so.  The Commission’s designated representative shall notify TCC and the Commission no later than 12:00 p.m. CST on the business day after the Commission’s receipt of the issuance advice letter for each series of transition bonds whether the structuring, marketing, and pricing of that series of transition bonds comply with the criteria established in this Financing Order.

27.
Use of BondCo.  TCC shall use BondCo, a special purpose transition funding entity as proposed in its application, in conjunction with the issuance of a series of transition bonds authorized under this Financing Order.  BondCo shall be funded with an amount of capital that is sufficient for BondCo to carry out its intended functions and to avoid the possibility that TCC would have to extend funds to BondCo in a manner that could jeopardize the bankruptcy remoteness of BondCo.  TCC may create more than one BondCo in which event, the rights, structure, and restrictions described in this Financing Order with respect to BondCo would be applicable to each purchaser of transition property to the extent of the transition property sold to it and the transition bonds issued by it.

D.   Servicing

28.	Servicing Agreement. The Commission authorizes TCC to enter into the servicing agreement with BondCo and to perform the servicing duties approved in this Financing

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Order.  Without limiting the foregoing, in its capacity as initial servicer of the transition property, TCC is authorized to calculate, bill and collect for the account of BondCo, the transition charges initially authorized in this Financing Order, as adjusted from time to time to meet the Periodic Payment Requirements as provided in this Financing Order; and to make such filings and take such other actions as are required or permitted by this Financing Order in connection with the periodic true-ups described in this Financing Order.  The servicer shall be entitled to collect servicing fees in accordance with the provisions of the servicing agreement, provided that, as set forth in Appendix C, (i) the annual servicing fee payable to TCC while it is serving as servicer (or to any other servicer affiliated with TCC) shall not at any time exceed 0.05% of the original principal amount of the transition bonds.  The annual servicing fee payable to any other servicer not affiliated with TCC shall not at any time exceed 0.6% of the original principal amount of the transition bonds unless such higher rate is approved by the Commission pursuant to Ordering Paragraph No. 31.  The servicing agreement shall contain a recital clause that the Commission, or its attorney, will enforce the servicing agreement for the benefit of Texas ratepayers to the extent permitted by law.  The servicing agreement shall also include a provision that TCC shall indemnify the Commission (for the benefit of retail consumers) in connection with any increase in servicing fees that become payable as a result of a default resulting from TCC’s willful misconduct, bad faith, or negligence in performance of its duties or observance of its covenants under the servicing agreement.  The indemnity will be enforced by the Commission but will not be enforceable by any REP or retail consumer.

29.
Administration Agreement.  The Commission authorizes TCC to enter into an administration agreement with each BondCo to provide the services covered by the administration agreements in TCC’s prior securitization transactions.  The fee charged by TCC as administrator under that agreement shall not exceed $100,000 per annum per BondCo plus reimbursable third party costs.

30.
Servicing and Administration Agreement Revenues.  The servicing and administrative fees collected by TCC, or any affiliate of TCC, acting as either the servicer or the administrator under the servicing agreement or administration agreement, shall be

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included as a revenue credit and reduce revenue requirements in each TCC base rate case.  The expenses incurred by TCC or such affiliate to perform obligations under the servicing agreement and the administration agreement shall likewise be included as a cost of service in each TCC base rate case.

31.
Replacement of TCC as Servicer.  Upon the occurrence of an event of default under the servicing agreement relating to servicer’s performance of its servicing functions with respect to the transition charges, the financing parties may replace TCC as the servicer in accordance with the terms of the servicing agreement.  If the servicing fee of the replacement servicer will exceed the applicable maximum servicing fee specified in Ordering Paragraph No. 28, the replacement servicer shall not begin providing service until (i) the date the Commission approves the appointment of such replacement servicer or (ii) if the Commission does not act to either approve or disapprove the appointment, the date which is 45 days after notice of appointment of the replacement servicer is provided to the Commission.  No entity may replace TCC as the servicer in any of its servicing functions with respect to the transition charges and the transition property authorized by this Financing Order, if the replacement would cause any of the then current credit ratings of the transition bonds to be suspended, withdrawn, or downgraded.

32.
Amendment of Agreements.  The parties to the servicing agreement, administration agreement, indenture, and transition property purchase and sale agreement may amend the terms of such agreements; provided, however, that no amendment to any such agreement shall increase the ongoing qualified costs without the approval of the Commission.  Any amendment that does not increase the ongoing qualified costs shall be effective without prior Commission authorization.  Any amendment to any such agreement that may have the effect of increasing ongoing qualified costs shall be provided by BondCo to the Commission along with a statement as to the possible effect of the amendment on the ongoing qualified costs.  The amendment shall become effective on the later of (i) the date proposed by the parties to the amendment or (ii) 31 days after such submission to the Commission unless the Commission issues an order disapproving the amendment within a 30-day period.

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33.	Collection Terms. The servicer shall remit collections of the transition charges to BondCo or the indenture trustee for BondCo’s account in accordance with the terms of the servicing agreement.

34.
Contract to Provide Service.  To the extent that any interest in the transition property created by this Financing Order is assigned, sold or transferred to an assignee, TCC shall enter into a contract with that assignee that requires TCC to continue to operate its transmission and distribution system in order to provide electric services to TCC’s customers; provided, however, that this provision shall not prohibit TCC from selling, assigning, or otherwise divesting its transmission and distribution systems or any part thereof so long as the entities acquiring such system agree to continue operating the facilities to provide electric service to TCC’s customers.

35.
SEC Requirements.  Each REP or other entity responsible for collecting transition charges from retail consumers shall furnish to BondCo or TCC or to any successor servicer information and documents necessary to enable BondCo or TCC or any successor servicer to comply with their respective disclosure and reporting requirements, if any, with respect to the transition bonds under federal securities laws.

E.   Retail Electric Providers

36.
REP Billing and Credit Standards.  The Commission approves the REP standards detailed in Finding of Fact No. 53.  These proposed REP standards relate only to the billing and collection of transition charges authorized under this Financing Order, and do not apply to collection of any other nonbypassable charges or other charges.  The standards apply to all REPs other than REPs that have contracted with TCC to have TCC bill and collect transition charges from retail consumers.  REPs may contract with parties other than TCC to bill and collect transition charges from retail consumers, but such REPs shall remain subject to these standards.  Upon adoption of any amendment to the rules governing REP standards as set out in P.U.C. Subst. R. 25.108, the Commission Staff shall initiate a proceeding to investigate the need to modify the standards adopted in this Financing Order to conform to that rule and to address whether each of the rating agencies that have rated the transition bonds will determine that such modifications will

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not cause a suspension, withdrawal, or downgrade of the ratings on the transition bonds.  Modifications to the REP standards adopted in this Financing Order may not be implemented absent prior written confirmation from each of the rating agencies that have rated the transition bonds that such modifications will not cause a suspension, withdrawal, or downgrade of the ratings on the transition bonds.  The servicer of the transition bonds shall also comply with the provisions of the REP standards adopted by this Financing Order that are applicable to the servicer.

37.
Transition Charge Remittance Procedures.  Transition charges shall be billed and collected in accordance with the REP standards adopted by this Financing Order.  REPs shall be subject to penalties as provided in these standards.  A REP shall not be obligated to pay the overdue transition charges of another REP whose customers it agrees to serve.

38.
Remedies Upon REP Default.  A servicer of transition bonds shall have the remedies provided in the REP standards adopted by this Financing Order.  If a REP that is in default fails to immediately select and implement one of the options provided in the REP standards or, after making its selection, fails to adequately meet its responsibilities under the selected option, then, subject to the limitations and requirements of the bankruptcy code if the REP is a debtor in bankruptcy, the servicer shall immediately cause the POLR or a qualified REP to assume the responsibility for the billing and collection of transition charges in the manner and for the time provided in the REP standards.

39.
Billing by POLRs. Every POLR appointed by the Commission shall comply with the minimum credit rating or deposit/credit support requirements described in the REP standards in addition to any other standard that may be adopted by the Commission.  If the POLR defaults or is not eligible to provide billing and collection services, the servicer shall immediately assume responsibility for billing and collection of transition charges and continue to meet this obligation until a new POLR can be named by the Commission or the consumer requests the services of a REP in good standing.  Retail consumers may never be directly re-billed by the successor REP, the POLR, or the servicer for any amount of transition charges the consumers have previously paid to their REP.

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40.	Disputes. Disputes between a REP and a servicer regarding any amount of billed transition charges shall be resolved in the manner provided by the REP standards adopted by this Financing Order.

41.
Metering Data. If the servicer is providing metering services to a REP’s retail consumers, then metering data shall be provided to the REP at the same time as the billing.  If the servicer is not providing metering services, the entity providing metering services shall comply with Commission rules and ensure that the servicer and the REP receive timely and accurate metering data in order for the servicer to meet its obligations under the servicing agreement and this Financing Order.

42.	Charge-Off Allowance. The REP may retain an allowance for charge-offs from its payments to the servicer as provided in the REP standards adopted by this Financing Order.

43.
Service Termination.  In the event that the servicer is billing consumers for transition charges, the servicer shall have the right to terminate transmission and distribution service to the end-use consumer for non-payment by the end-use consumer pursuant to applicable Commission rules.  In the event that a REP or the POLR is billing consumers for transition charges, the REP or POLR shall have the right to transfer the consumer to the POLR or to another certified REP or to direct the servicer to terminate transmission and distribution service to the end-use consumer for non-payment by the end-use consumer to the extent permitted by and pursuant to terms and limitations of the applicable Commission rules.

F.   Structure of the Securitization

44.	Structure. TCC shall structure the securitization as proposed in TCC’s application. This structure shall be consistent with Finding of Fact Nos. 96 through 99.

G.   Use of Proceeds

45.
Use of Proceeds.  Upon the issuance of transition bonds, BondCo shall pay the net proceeds from the sale of the transition bonds (after payment of transaction costs) to TCC for the purchase price of the transition property.  TCC will apply these net proceeds to

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reduce the debt and/or common equity on its regulatory books.  While PURA includes any costs of retiring and refunding the electric utility’s existing debt and equity securities in connection with the issuance of transition bonds as “qualified costs,” TCC is not seeking to include any such costs as qualified costs covered by this Financing Order.  However, any costs associated with retiring or refunding existing debt securities of TCC using the proceeds from the issuance of the transition bonds shall be recorded on TCC’s books as a regulatory asset and earn carrying costs at the same rate as the  weighted-average interest rate on the transition bonds until TCC’s next base rate case.  The costs, including associated carrying costs, will be considered for recovery in TCC’s next base rate case, subject to a showing that such costs were prudently incurred and are reasonable and necessary.

H.   Miscellaneous Provisions

46.
Continuing Issuance Right.  TCC has the continuing irrevocable right to cause the issuance of transition bonds in one or more series in accordance with this Financing Order for a period commencing with the date of this Financing Order and extending 24 months following the later of (i) the date on which this Financing Order becomes final and no longer subject to any appeal; or (ii) the date on which any other regulatory approvals necessary to issue the transition bonds are obtained and no longer subject to any appeal.  If at any time during the effective period of this Financing Order there is a severe disruption in the financial markets of the United States, the effective period shall automatically be extended to a date which is not less than 90 days after the date such disruption ends.

47.
Internal Revenue Service Private Letter or Other Rulings.  TCC is not required by this Financing Order to obtain a ruling from the IRS; however, if it elects to do so, then upon receipt, TCC shall promptly deliver to the Commission a copy of each private letter or other ruling issued by the IRS with respect to the proposed transaction, the transition bonds or any other matter related thereto.  TCC shall also include a copy of every such ruling by the IRS it has received as an attachment to each issuance advice letter required to be filed by this Financing Order.  TCC may cause transition bonds to be issued without

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a private letter ruling if it obtains an opinion of tax counsel sufficient to support the issuance of the bonds.

48.
Binding on Successors.  This Financing Order, together with the transition charges authorized in it, shall be binding on TCC and any successor to TCC that provides transmission and distribution service directly to retail consumers in TCC’s certificated service area as of May 1, 1999, any other entity that provides transmission or distribution services to retail consumers within that service area, and any successor to such other entity.  This Financing Order is also binding on each REP, and any successor, that sells electric energy to retail consumers located within that service area, any other entity responsible for billing and collecting transition charges on behalf of BondCo, and any successor to the Commission.  In this paragraph, a “successor” means any entity that succeeds by any means whatsoever to any interest or obligation of its predecessor, including by way of bankruptcy, reorganization or other insolvency proceeding, merger, consolidation, conversion, assignment, pledge or other security, by operation of law or otherwise.

49.
Flexibility.  Subject to compliance with the requirements of this Financing Order, TCC and BondCo shall be afforded flexibility in establishing the terms and conditions of the transition bonds, including the final structure of BondCo, repayment schedules, term, payment dates, collateral, credit enhancement, required debt service, reserves, interest rates, use of original issue discount, and other financing costs and the ability of TCC, at its option, to cause one or more series of transition bonds to be issued.

50.
Effectiveness of Order.  This Financing Order is effective upon issuance and is not subject to rehearing by the Commission.  Notwithstanding the foregoing, no transition property shall be created hereunder, and TCC shall not be authorized to impose, collect, and receive transition charges, until concurrently with the transfer of TCC’s rights hereunder to BondCo in conjunction with the issuance of the transition bonds.

51.	Regulatory Approvals. All regulatory approvals within the jurisdiction of the Commission that are necessary for the securitization of the transition charges associated

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with the costs that are the subject of the application, and all related transactions contemplated in the application, are granted.

52.
Payment of Commission’s Costs for Professional Services. In accordance with PURA § 39.302(4), TCC shall pay the costs to the Commission of acquiring professional services for the purpose of evaluating TCC’s proposed transaction, including, but not limited to, the Commission’s outside attorneys’ fees in the amounts specified in this Financing Order no later than 30 days after the issuance of any transition bonds.

53.
Effect.  This Financing Order constitutes a legal financing order for TCC under Subchapter G of Chapter 39 of PURA.  The Commission finds this Financing Order complies with the provisions of Subchapter G of Chapter 39 of PURA.  A financing order gives rise to rights, interests, obligations and duties as expressed in Subchapter G of Chapter 39 of PURA.  It is the Commission’s express intent to give rise to those rights, interests, obligations and duties by issuing this Financing Order.  TCC and the servicer are directed to take all actions as are required to effectuate the transactions approved in this Financing Order, subject to compliance with the criteria established in this Financing Order.

54.
Further Commission Action.  The Commission guarantees that it will act pursuant to this Financing Order as expressly authorized by PURA to ensure that expected transition charge revenues are sufficient to pay on a timely basis scheduled principal and interest on the transition bonds issued pursuant to this Financing Order and other costs, including fees and expenses, in connection with the transition bonds.

55.
All Other Motions, etc., Denied.  All motions, requests for entry of specific findings of fact and conclusions of law, and any other requests for general or specific relief not expressly granted herein, are denied.

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SIGNED AT AUSTIN, TEXAS on the _______day of January, 2012.

PUBLIC UTILITY COMMISSION OF TEXAS

DONNA L. NELSON, CHAIRMAN

KENNETH W. ANDERSON, JR., COMMISSIONER

ROLANDO PABLOS, COMMISSIONER